Exhibit 10.19

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (this “Agreement”) is entered into as of January 31, 2008 by and between Manhattan Pharmaceuticals, Inc., a Delaware corporation (“MHA”) and Nordic Biotech Venture Fund II K/S, a Danish limited liability partnership (“Nordic”).

WITNESSETH:

WHEREAS, MHA and Nordic wish to enter into a joint venture arrangement by which Nordic contributes capital to a newly formed limited partnership known as Hedrin Pharmaceuticals K/S or such other name as is selected by MHA and Nordic (“Newco”), and MHA assigns and contributes the Assets (as defined below) to Newco;

WHEREAS, upon the consummation of the transactions contemplated by the Contribution Agreement (as defined below), and the execution and delivery by each of MHA and Nordic of the Partnership Agreement, MHA will own 50% of the partnership shares of Newco and Nordic will own 50% of the partnership shares of Newco (as such interest may be constituted from time to time, including as reduced pursuant to the terms hereof, the “Nordic Interest”);

WHEREAS, MHA desires to grant to Nordic a put option with respect to the Nordic Interest, and Nordic desires to grant to MHA a call option with respect to the Nordic Interest, each in accordance with the terms and conditions of this Agreement, which shall be effective as of the Closing Date (as defined below); and

WHEREAS, in consideration of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, MHA will (i) grant a warrant to purchase the Warrant Shares (as defined below) to Nordic and (ii) nominate a Nordic representative to MHA’s board of directors.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. The following terms shall have the following meanings given to them:

“Additional Agreements” means the Contribution Agreement, the Partnership Agreement, the Services Agreement, the Warrant, the Registration Rights Agreement and any officer’s certificate delivered at the Closing.

“Adjusted Transaction Price” means the Transaction Price as adjusted in accordance with Section 5 hereof.

“Assets” means that term as defined in the Contribution Agreement.

“Business Day” means any day except Saturday, Sunday and any day that is a federal legal holiday or a day on which banking institutions in the state of New York are authorized or required by law or other governmental action to close.

“Call Closing” shall have the meaning set forth in Section 4.3 of this Agreement.

“Call Closing Date” shall have the meaning set forth in Section 4.3 of this Agreement.

“Call Consideration” means a number of shares of Common Stock determined in accordance with the following formula:

(Investment Amount)*(1 - Call Reduction Factor)
(Adjusted Transaction Price)

“Call Event” means the occurrence of thirty consecutive business days on which the closing sale price of the Common Stock as reported on the Trading Market exceeds seven and a half times the Transaction Price (the “Threshold Price”).

“Call Notice” shall have the meaning set forth in Section 4.1 of this Agreement.

“Call Option” shall have the meaning set forth in Section 4.1 of this Agreement.

“Call Reduction Factor” shall have the meaning set forth in Section 4.3 of this Agreement.

“Common Stock” means the common stock of MHA, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of MHA which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Contribution Agreement” means that certain Assignment and Contribution Agreement to be entered into by and between MHA and Nordic in the form attached hereto as Exhibit A.

“Conversion Factor” means (i) 1.00 at such time as Nordic Distributions are less than the Investment Amount, (ii) 1.25 at such time as Nordic Distributions are less than two times the Investment Amount but greater than or equal to the Investment Amount, (iii) 1.50 at such time as Nordic Distributions are less than three times the Investment Amount but greater than or equal to two times the Investment Amount, (iv) 2.00 at such time as Nordic Distributions are less than four times the Investment Amount but greater than or equal to three times the Investment Amount, and (v) 3.00 at such time as Nordic Distributions are greater than or equal to four times the Investment Amount.

“Conversion Percentage” means the percentage of the Nordic Interest that Nordic chooses to put pursuant to the Put Option set forth in Section 3.1.

“Conversion Shares” means the shares of Common Stock issuable upon exercise of the Warrants, the Put Option and the Call Option.

“Disclosure Schedules” means the Disclosure Schedules of MHA delivered concurrently herewith.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of MHA pursuant to any stock or option plan in effect on the date hereof or hereafter duly adopted for such purpose by a majority of the non-employee members of the Board of Directors of MHA or a majority of the members of a committee of non-employee directors, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date hereof, provided that such securities have not been amended since the date hereof to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of MHA, but shall not include a transaction in which MHA is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (d) less than 50,000 shares of Common Stock (subject to adjustment for stock splits, stock combinations, and the like), in the aggregate, which do not otherwise meet the conditions of clauses (a), (b) or (c) of this definition.

“General Partner” means a Danish private limited company that is the general partner of Newco.

“Investment Amount” means $2,500,000 if the Milestone Payment has not occurred, and $5,000,000 if the Milestone Payment has occurred.

“Maximum Return Date” means the later to occur of (i) the date that is thirty days after the date that Nordic Distributions exceed five times the Investment Amount, and (ii) the date that is ten days after the Nordic Distributions exceed five times the Investment Amount and MHA has provided written notice thereof to Nordic.

“Milestone Payment” means the payment by Nordic of an additional $2,500,000 to Newco after the satisfaction of the Payment Milestone (as defined in the Contribution Agreement).

“Nordic Distributions” means aggregate dividends or distributions from Newco actually received by Nordic.

“Partnership Agreement” means the Limited Partnership Agreement to be entered into by Nordic, MHA and the General Partner in the form attached hereto as Exhibit B.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Proceeding” means any action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Put Consideration” means a number of shares of Common Stock determined in accordance with the following formula:

(Investment Amount)*(Conversion Percentage)
(Adjusted Transaction Price)*(Conversion Factor)

“Put Closing” shall have the meaning set forth in Section 3.2 of this Agreement.

“Put Closing Date” shall have the meaning set forth in Section 3.2 of this Agreement.

“Put Notice” shall have the meaning set forth in Section 3.1 of this Agreement.

“Put Option” shall have the meaning set forth in Section 3.1 of this Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into by and between MHA and Nordic in the form attached hereto as Exhibit C.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities” means, collectively, the Warrant and the Put Option.

“Securities Act” means the Securities Act of 1933, as amended.

“Trading Day” means any day on which the principal national securities exchange on which the Common Stock is admitted to trading or listed is open for trading, or if there is no such exchange or market, then any day except Saturdays, Sundays or federal holidays.

“Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market, the Nasdaq Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted on the date in question.

“Transaction Price” means $0.14, as adjusted for stock dividends, combinations, stock splits, recapitalizations and reorganizations.

“Warrant Shares” means 7,142,857 shares of Common Stock.

2. Joint Venture Closing.

2.1 Closing Mechanics. The closing shall be held on February 18, 2008, or such earlier date as MHA and Nordic agree following the satisfaction or waiver of the closing conditions set forth in Section 2.3 hereof (the “Closing Date”). The Closing shall occur at the offices of MHA.

2.2 Deliveries.

(a) Upon satisfaction or waiver of all conditions of Nordic to the Closing, Nordic shall:

(i) execute and deliver the Partnership Agreement and capitalize Newco in accordance with the terms thereof;

(ii) execute and deliver the Shareholders Agreement attached hereto as Exhibit D and capitalize the General Partner in accordance with the terms thereof;

(iii) cause Newco to execute, deliver and perform under the Contribution Agreement;

(iv) cause Newco to execute and deliver the Services Agreement, in the form attached hereto as Exhibit E (the “Services Agreement”);

(v) execute and deliver the Registration Rights Agreement; and

(vi) pay US$150,000 to MHA in consideration of the right to the issuance of the Warrant in the form attached hereto as Exhibit F for the Warrant Shares (the “Warrant”) pursuant to Section 3.3.

(b) Upon satisfaction or waiver of all conditions of MHA to the Closing, MHA shall:

(i) execute and deliver the Partnership Agreement and capitalize Newco in accordance with the terms thereof;

(ii) execute and deliver the Shareholders Agreement attached hereto as Exhibit C and capitalize the General Partner in accordance with the terms thereof;

(iii) execute, deliver and perform under the Contribution Agreement;

(iv) execute and deliver the Services Agreement; and

(v) execute and deliver the Registration Rights Agreement.

2.2 Closing Conditions.

(a) MHA’s obligations in connection with the Closing hereunder are subject to the fulfillment on or prior to the Closing of the following conditions, which conditions may be waived at the option of MHA to the extent permitted by law:

(i) Representations and Warranties Correct. The representations and warranties made by Nordic in Section 7 hereof shall be true and correct when made, and shall be true and correct in all material respects (if not qualified by materiality) and all respects (if qualified by materiality) on and as of the Closing Date (except for any representation or warranty that speaks as of a specific date, which shall be true and correct as of such date).

(ii) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by Nordic on or prior to the Closing Date shall have been performed or complied with in all material respects.

(iii) Closing Certificate. MHA shall have received a certificate executed by an officer of Nordic certifying that each of the conditions described in Sections 2.2(a)(i) and (ii) of this Agreement have been satisfied as of the Closing Date.

(iv) No Legal Order Pending. There shall not then be in effect any legal or other order enjoining or restraining the transactions contemplated by this Agreement.

(b) Nordic’s obligations in connection with the Closing hereunder are subject to the fulfillment on or prior to the Closing of the following conditions, which conditions may be waived at the option of each Nordic to the extent permitted by law:

(i) Representations and Warranties Correct. The representations and warranties made by MHA in Section 8 hereof shall be true and correct when made, and shall be true and correct in all material respects (if not qualified by materiality) and all respects (if qualified by materiality) on and as of the Closing Date (except for any representation or warranty that speaks as of a specific date, which shall be true and correct as of such date).

(ii) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by MHA on or prior to the Closing Date shall have been performed or complied with in all material respects.

(iii) Closing Certificate. Nordic shall have received a certificate executed by the chief executive officer or chief financial officer of MHA certifying that each of the conditions described in Sections 2.2(b)(i) and (ii) of this Agreement have been satisfied as of the Closing Date.

(iv) No Legal Order Pending. There shall not then be in effect any legal or other order enjoining or restraining the transactions contemplated by this Agreement.

(v) Legal Opinion. Nordic shall have received an opinion of counsel to MHA in a form reasonably acceptable to Nordic that contains the opinions set forth in Exhibit G.

(vi) Consent of Third Parties. MHA shall have received all requisite consents and approvals of all third parties whose consent or approval is required in order for each of MHA and Nordic to consummate the transactions contemplated by this Agreement.

(vii) Approval of MHA’s Board of Directors and Stockholders. MHA’s Board of Directors, and if necessary, MHA’s stockholders, shall have approved the transactions contemplated by this Agreement.

(viii) Due Diligence. The results of Nordic’s financial, technical and legal due diligence of MHA, the Securities and the Assets shall be satisfactory to Nordic in its commercially reasonable discretion.

(ix) Material Adverse Effect. There shall be no Material Adverse Effect, and since the date of this Agreement, there shall have been no Material Adverse Effect.

(x) Registration Rights. Any outstanding registration rights relating to MHA securities shall have been subordinated to the rights of Nordic under the Registration Rights Agreement.

(xi) Shareholder Notice. MHA shall have satisfied all of the requirements of Section 710(b) of the Amex Company Guide of the American Stock Exchange, if applicable, including the submission of the written application to the Exchange’s Listing Qualifications Department, the notice to MHA’s shareholders and the public announcement of the transaction.

3. Put Option.

3.1 At any time or times after the Closing Date and prior to the earlier of the Maximum Return Date and the tenth anniversary of the Closing Date, Nordic may, by written notice to MHA (the “Put Notice”), elect to sell to MHA (and MHA hereby agrees to purchase from Nordic) all or a part of the Nordic Interest, as specified in the Put Notice, for the Put Consideration (the “Put Option”).

3.2 The closing of the Put Option (the “Put Closing”) shall take place simultaneously with the receipt by MHA of the Put Notice together with certificates evidencing the portion of the Nordic Interest being put, together with assignments, duly executed in blank, in proper form to transfer such portion of the Nordic Interest. MHA will, no later than three Trading Days following the Put Closing, deliver or cause to be delivered to Nordic a certificate representing the Put Consideration to Nordic. If such shares do not require a legend in accordance with this Agreement, the certificates representing the Put Consideration shall be transmitted by the transfer agent of MHA to Nordic by crediting the account of Nordic’s prime broker with the Depository Trust Company System.

3.3 In the event that Nordic achieves its Put Option milestone by not exercising its Put Option, in whole or in part, on or before April 30, 2008, MHA shall within five (5) Business Days thereafter issue and deliver the Warrant to Nordic.

4. Call Option.

4.1 Upon the occurrence of a Call Event and prior to the fifth anniversary of the Closing Date, MHA may, by written notice to Nordic (the “Call Notice”), elect to purchase from Nordic (and Nordic hereby agrees to sell to MHA) portions of the Nordic Interest for the Call Consideration at the following rate (the “Call Option”):

(a) during the first thirty-day period following the occurrence of a Call Event, MHA may purchase up to 25% of the Nordic Interest;

(b)  during the second thirty-day period following the occurrence of a Call Event, MHA may purchase up to 50% of the Nordic Interest less that portion of the Nordic Interest previously purchased by MHA pursuant to Section 4.1(a);

(c) during the third thirty-day period following the occurrence of a Call Event, MHA may purchase up to 75% of the Nordic Interest less that portion of the Nordic Interest previously purchased by MHA pursuant to Section 4.1(a) or (b); and

(d) during the fourth thirty-day period following the occurrence of a Call Event, MHA may purchase up to 100% of the Nordic Interest less that portion of the Nordic Interest previously purchased by MHA pursuant to Section 4.1(a), (b) or (c).

4.2 Notwithstanding anything to the contrary contained herein, in order to exercise the Call Option, the closing sale price of the Common Stock as reported on the Trading Market must exceed the Threshold Price on each consecutive trading day from the date of occurrence of the Call Event until the date of delivery of the Call Notice.

4.3 Notwithstanding Section 4.1, Nordic may elect to reduce by a percentage specified by Nordic (the “Call Reduction Factor”) the amount of the Nordic Interest that may be called pursuant to the Call Option, by delivering to MHA, within fifteen days after receipt of the Call Notice, a written notice indicating the Call Reduction Factor and agreeing to one of the following: (i) that the amount of the Nordic Interest that may be put by Nordic shall be reduced by the same factor (i.e., the Call Reduction Factor), or (ii) that Nordic shall pay an amount, within fifteen days of the date of such notice, to MHA equal to $2,000,000 times the Call Reduction Factor.

4.4 The closing of the Call Option (the “Call Closing”) shall take place at the offices of MHA at 10:00 a.m. (Eastern Standard Time) on the date that is thirty (30) days from the date of the delivery of the Call Notice, or such earlier date as MHA and Nordic may agree (the “Call Closing Date”). At the Call Closing, Nordic will deliver to MHA any certificates evidencing the portion of the Nordic Interest being called, together with assignments, duly executed in blank, in proper form to transfer such portion of the Nordic Interest, and MHA shall provide certificates representing the Call Consideration to Nordic.

5. Adjustments to Transaction Price.

5.1  If MHA, at any time while either of the Put Option or the Call Option remains outstanding, shall sell or grant any option, warrant or right to purchase, or sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the Transaction Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Transaction Price, such issuance shall be deemed to have occurred for less than the Transaction Price on such date of the Dilutive Issuance), then the Transaction Price shall be reduced and only reduced to equal the Base Share Price. If shares of Common Stock or Common Stock Equivalents are issued or sold together with other stock or securities or other assets of MHA for a consideration which covers both, the effective price per share shall be computed with regard to the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors, to be allocable to such Common Stock or Common Stock Equivalents. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustments shall be made, paid or issued hereunder in respect of an Exempt Issuance.

5.2 MHA shall notify Nordic in writing, no later than the day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”). For purposes of clarification, whether or not MHA provides a Dilutive Issuance Notice pursuant to this Section, upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Transaction Price shall equal the Base Share Price regardless of whether Nordic accurately refers to the Base Share Price in the Put Notice or MHA accurately refers to the Base Share Price in the Call Notice.

6. Board Representation.

6.1 For so long as Nordic continues to have beneficial ownership of at least ten percent (10%) of the outstanding Common Stock of MHA (including shares of Common Stock issuable upon exercise of the Put Option, the Call Option and/or the Warrant), MHA shall provide Nordic written notice of any shareholder solicitation or action relating to the election of directors thirty (30) days prior to providing notice of any shareholder meeting or any written consent to MHA’s stockholders. After receipt of such notice, Nordic may, by written notice sent to MHA within ten (10) days of receipt of such notice, request that MHA nominate, and MHA shall nominate, for election to MHA’s Board of Directors (the “Board of Directors”), in connection with such shareholder solicitation or action, one candidate designated by Nordic (the “Nordic Designee”). In the event that Nordic shall desire to appoint a Nordic Designee otherwise than in connection with a shareholder solicitation or action relating to the election of directors, then as soon as practicable upon written notice from Nordic, MHA shall appoint a Nordic Designee to the Board of Directors. If MHA reasonably determines in good faith that any Nordic Designee fails to meet any of the criteria for service on the board of directors as set forth by applicable state law, the rules and regulations of the Securities and Exchange Commission or any exchange on which the securities of MHA are then listed, then MHA shall provide written notice of such determination (and the reasons therefor) to Nordic and provide Nordic the opportunity to either designate an alternative candidate or re-designate the original candidate if Nordic reasonably determines in good faith that MHA’s reasons are invalid.

6.2  For purposes of this Agreement, all shares held by an affiliate (as defined in Rule 405 promulgated under the Securities Act) of Nordic will be deemed to be owned by Nordic.

6.3 MHA shall use its best efforts (a) to cause to be voted the shares for which MHA’s management or the Board of Directors holds proxies or is otherwise entitled to vote in favor of the election of the Nordic Designee nominated pursuant to this Agreement; and (b) to cause the Board of Directors to recommend to its shareholders that they vote in favor of the Nordic Designee.

6.4 In the event that any Nordic Designee shall cease to serve as a director of MHA for any reason, the Board of Directors of MHA shall fill the vacancy resulting therefrom with another Nordic Designee, unless Nordic declines to designate a replacement Nordic Designee.

6.5 MHA shall provide the same compensation and rights and benefits of indemnity to the Nordic Designee as are provided to other non-employee directors.

6.6 MHA agrees that as of the Closing Date, the size of the Board of Directors shall be seven members, including the chief executive officer and the Nordic Designee (if a Nordic Designee shall have been appointed by such time).

7. Representations, Warranties and Covenants of Nordic.

Nordic hereby represents, warrants and covenants, now and as of the Closing Date, as the case may be, as follows:

7.1 Nordic has all requisite legal power and authority to enter into this Agreement, to consummate the transactions contemplated hereby and to carry out and perform its obligations under the terms of this Agreement.

7.2 This Agreement has been duly executed and delivered by Nordic and constitutes a legal, valid and binding obligation of Nordic enforceable against Nordic in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof will violate or conflict with the provisions of, or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), any agreement, contract or other instrument to which Nordic is bound.

7.3 Neither the Securities nor the Conversion Shares have not been registered under the Securities Act, or any state securities laws, and, except as set forth in Registration Rights Agreement, MHA has no present or future obligation to register either the Securities or the Conversion Shares under the Securities Act or any state securities laws. Nordic understands that the offering and sale of the Securities hereunder is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) thereof and the provisions of Regulation D promulgated thereunder, or not subject to such requirement, by virtue of Regulation S promulgated under the Securities Act, based, in part, upon the representations, warranties and agreements of Nordic contained in this Agreement.

7.4 Nordic has had access to all SEC Reports (as defined below) and has received all other documents from MHA requested by Nordic. Nordic has carefully reviewed the SEC Reports and all such other documents and understands the information contained therein.

7.5 Nordic has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of MHA concerning the offering and sale of the Securities and the business, financial condition, results of operations and prospects of MHA, and all such questions have been answered to the full satisfaction of Nordic. Neither such inquiries nor any other investigation conducted by or on behalf of Nordic or its representatives or counsel shall modify, amend or affect Nordic’s right to rely on the truth, accuracy and completeness of MHA’s representations and warranties contained in this Agreement.

7.6 In evaluating the suitability of an investment in MHA, Nordic has not relied upon any representation or other information (oral or written) other than as stated in this Agreement.

7.7 No Securities were offered or sold to Nordic by means of any form of general solicitation or general advertising, and in connection therewith Nordic did not: (A) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio whether closed circuit, or generally available; or (B) attend any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising.

7.8 Nordic has taken no action which would give rise to any claim by any person for brokerage commissions, finders’ fees or the like relating to this Agreement or the transactions contemplated hereby.

7.9 Nordic has such knowledge and experience in financial, tax, and business matters, and, in particular, investments in securities similar to the Securities so as to enable Nordic to utilize the information made available to it in connection with the transactions contemplated by this Agreement to evaluate the merits and risks of an investment in the Securities and MHA and to make an informed investment decision with respect thereto.

7.10 Nordic is not relying on MHA or any of its employees, officers or agents with respect to the legal, tax, economic and related considerations as to an investment in the Securities, and Nordic has relied on the advice of, or has consulted with, only his own advisors.

7.11 Nordic is acquiring the Securities solely for Nordic's own account for investment and not with a view to resale, assignment or distribution thereof, in whole or in part in violation of the Securities Act or any applicable state securities laws. Nordic has no agreement or arrangement, formal or informal, with any person to sell or transfer all or any part of the Securities in violation of the Securities Act or any state securities laws and Nordic has no plans to enter into any such agreement or arrangement. Nordic will not engage in hedging transactions with respect to the Securities unless in compliance with the registration requirements of the Securities Act.

7.12 Nordic must bear the substantial economic risks of the investment in the Securities indefinitely because none of the Securities may be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available. Subject to the terms hereunder, legends shall be placed on the Securities to the effect that they have not been registered under the Securities Act or applicable state securities laws and appropriate notations thereof will be made in MHA’s stock books.

7.13 Nordic has adequate means of providing for its current financial needs and foreseeable contingencies and has no need for liquidity of the investment in the Securities for an indefinite period of time.

7.14 Nordic meets the requirements of the suitability standards for an “accredited investor” because Nordic is a corporation, partnership, limited liability company, limited liability partnership, other entity or similar business trust, not formed for the specific purpose of acquiring the Securities, with total assets excess of $5,000,000 or (ii) is a “non-US Person” that is a “qualified investor” as defined in the European Union Prospective Directive. Nordic further represents and warrants that it will notify and supply corrective information to MHA immediately upon the occurrence of any change occurring prior to MHA's issuance of the Securities that renders the representation made in the immediately preceding sentence. Nordic represents to MHA that any information which the undersigned has heretofore furnished under this Section 7.14 or furnishes to MHA pursuant to this Section 7.14 is complete and accurate and may be relied upon by MHA in determining the availability of an exemption from registration under Federal and state securities laws in connection with the offering and sale of the Securities.

7.15 Nordic is able to bear the economic risk of an investment in the Securities and, at the present time, has a sufficient net worth to sustain a complete loss of such investment in MHA in the event such a loss should occur. Nordic’s overall commitment to investments which are not readily marketable is not excessive in view of its net worth and financial circumstances and the purchase of the Units will not cause such commitment to become excessive.

8. Representations and Warranties of MHA.

MHA hereby represents and warrants as of the date of this Agreement, and as of the Closing Date, as the case may be, as follows, subject to the disclosure provided in a written disclosure schedule provided to Nordic as of the date of this Agreement, if any:

8.1 Organization, Good Standing and Qualification. MHA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as currently conducted. MHA is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, conditions (financial or otherwise), properties, assets, liabilities, or results of operations of MHA (a “Material Adverse Effect”). Other than Newco, MHA has no Subsidiaries. For purposes of this Section, “Subsidiary” means any corporation, partnership, limited liability company, association, or other business entity in which MHA owns or controls, directly or indirectly, any interest, including, without limitation, any joint venture, partnership, or similar arrangement.

8.2 Capitalization. The authorized capital stock of MHA consists of 150,000,000 shares of Common Stock and 1,500,000 shares of preferred stock. As of January 29, 2008, there were 70,624,232 shares of Common Stock issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and no shares of preferred stock outstanding. In addition, as of such date, there are 8,233,838 shares of Common Stock reserved for issuance pursuant to outstanding options and 8,869,454 shares of Common Stock reserved for issuance pursuant to outstanding warrants. All of the securities issued by MHA have been issued in accordance with all applicable federal and state securities laws. Other than as set forth above, there are no other options, warrants, calls, rights, commitments or agreements of any character to which MHA is a party or by which MHA is bound or obligating MHA to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of MHA or obligating MHA to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no preemptive rights or rights of first refusal or similar rights which are binding on MHA permitting any Person to subscribe for or purchase from MHA shares of its capital stock pursuant to any provision of law, MHA’s Certificate of Incorporation as in effect on the date hereof (the “Certificate of Incorporation”) or MHA’s By-laws, as in effect on the date hereof (the “By-laws”) or by agreement or otherwise. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities as described in this Agreement.

8.3 Authorization; Enforceability. MHA has all corporate right, power and authority to enter into this Agreement and the Additional Agreements, to consummate the transactions contemplated hereby and to carry out and perform its obligations under the terms of this Agreement and the Additional Agreements. All corporate action on the part of MHA, its directors and stockholders necessary for the (a) authorization execution, delivery and performance of this Agreement and the Additional Agreements by MHA; and (b) authorization, sale, issuance and delivery of the Securities and the Conversion Shares contemplated hereby and the performance of MHA's obligations hereunder has been taken (or, with respect to the Additional Agreements, will have been taken prior to the Closing). This Agreement has been, and the Additional Agreements will be prior to Closing, duly executed and delivered by MHA, and this Agreement constitutes, and the Additional Agreements will constitute prior to Closing, legal, valid and binding obligations of MHA, enforceable against MHA in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy. The Securities, when issued and fully paid for in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable. The Conversion Shares, when issued in accordance with the terms of the Warrant, the Put Option or the Call Option, as the case may be, will be validly issued, full paid and non-assessable. The issuance and sale of the Securities and the Conversion Shares contemplated hereby will not give rise to any preemptive rights or rights of first refusal on behalf of any person which have not been waived.

8.4 No Conflict; Governmental Consents.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the execution and delivery by MHA of this Agreement and the Additional Agreements, the consummation of the transactions contemplated hereby and the compliance with any of the provisions hereof will not result in the violation of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which MHA is bound, or of any provision of the Certificate of Incorporation or By-Laws of MHA, and will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under (or give rise to any right of termination, cancellation or acceleration under), any lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which MHA is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any lien upon any of the properties or assets of MHA.

(b) Other than the approval of the American Stock Exchange, no consent, approval, authorization or other order of any governmental authority or other third party is required to be obtained by MHA in connection with the authorization, execution and delivery of this Agreement or with the authorization, issue and sale of the Securities and the Conversion Shares except such filings as may be required to be made with the SEC and with any state or foreign blue sky or securities regulatory authority relating to an exemption from registration thereunder.

8.5 Licenses. Except as would not reasonably be expected to have a Material Adverse Effect, MHA has sufficient licenses, permits and other governmental authorizations currently required for the conduct of its business or ownership of properties and is in all material respects complying therewith.

8.6 Litigation. There is no pending, or to MHA’s knowledge, threatened legal or governmental proceedings against MHA which (a) adversely questions the validity of this Agreement or any agreements related to the transactions contemplated hereby or the right of MHA to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby or (b) could, if there were an unfavorable decision, have a Material Adverse Effect. There is no action, suit, proceeding or investigation by MHA currently pending in any court or before any arbitrator or that MHA intends to initiate.

8.7 Investment Company. MHA is not an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

8.8 Financial Statements; SEC Reports. The financial statements of MHA included in the SEC Reports (as amended) (the “Financial Statements”) fairly present in all material respects the financial condition and position of MHA at the dates and for the periods indicated, have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) consistently applied throughout the periods covered thereby, except as may be otherwise specified in such Financial Statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of MHA as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Since the date of the most recent balance sheet included as part of the Financial Statements and except as disclosed in the SEC Reports, there has not been: (i) any change in the business, conditions (financial or otherwise), properties, assets, liabilities, or results of operations of MHA from that reflected in the Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; or (ii) any other event or condition of any character that, either individually or cumulatively, would reasonably be expected to have a Material Adverse Effect, except for the expenses incurred in connection with the transactions contemplated by this Agreement. MHA has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since February 1, 2006 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

8.9 Title to Properties and Assets; Liens, Etc. MHA has good and marketable title to its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the Financial Statements, and good title to its leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent; (b) liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of MHA; (c) those that have otherwise arisen in the ordinary course of business; and (d) those that would not reasonably be expected to have a Material Adverse Effect. MHA is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

8.10 Compliance. MHA (a) neither is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by MHA under), nor has MHA received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (b) is not in violation of any order of any court, arbitrator or governmental body, and (c) is not and has not been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business, except in the case of each of (a), (b), and (c) as could not have a Material Adverse Effect.

8.11 Obligations to Related Parties. There are no obligations of MHA to officers, directors, stockholders, or employees of MHA other than (a) for payment of salary or other compensation for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of MHA, (c) standard indemnification provisions in the certificate of incorporation and by-laws, and (d) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of MHA). Except as may be disclosed in the Financial Statements, MHA is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

8.12 Employee Relations; Employee Benefit Plans. MHA is not a party to any collective bargaining agreement or union contract. MHA believes that its relations with its employees are good. No executive officer (as defined in Rule 501(f) of the Securities Act) of MHA has notified MHA that such officer intends to leave MHA or otherwise terminate such officer's employment with MHA. MHA is in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as disclosed in the Memorandum, MHA does not maintain any compensation or benefit plan, agreement, arrangement or commitment (including, but not limited to, “employee benefit plans”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) for any present or former employees, officers or directors of MHA or with respect to which MHA has liability or makes or has an obligation to make contributions, other than any such plans, agreements, arrangements or commitments made generally available to MHA’s employees.

8.13 Environmental Laws. MHA (i) is in compliance with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

8.14 Tax Status. MHA (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (c) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of MHA know of no basis for any such claim.

8.15 Proprietary Rights. MHA owns or possesses adequate and enforceable rights to use all patents, patent applications, trademarks, trade names, corporate names, copyrights, trade secrets, licenses, inventions, formulations, technology and know-how and other intangible property used in the conduct of its business (the “Proprietary Rights”). MHA has not received any notice of, and there are no facts known to MHA that reasonably indicate the existence of (a) any infringement or misappropriation by any third party of any of the Proprietary Rights or (b) any claim by a third party contesting the validity of any of the Proprietary Rights. MHA has not received any notice of any infringement, misappropriation or violation by MHA or any of its employees of any Proprietary Rights of third parties.

8.16 Insurance. MHA is insured by insurers of recognized financial responsibility against such losses and risks, including, without limitation, products liability, and in such amounts as are prudent and customary in the businesses in which MHA is engaged, including, but not limited to, directors and officers insurance coverage at least equal to $5.0 million. To the best knowledge of MHA, such insurance contracts and policies are accurate and complete. MHA has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for MHA’s line of business.

8.17 Private Placement. Assuming the accuracy of Nordic’s representations and warranties set forth in Section 7, no registration under the Securities Act is required for the offer and sale of the Securities and the Conversion Shares by MHA to Nordic as contemplated hereby. The issuance and sale of the Securities and the Conversion Shares hereunder does not contravene the rules and regulations of the Trading Market.

8.18 Registration Rights. Other than Nordic, no Person has any right to cause MHA to effect the registration under the Securities Act of any securities of MHA.

8.19 Solvency and Indebtedness. Based on the financial condition of MHA, (a) MHA’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of MHA’s existing debts and other liabilities (including known contingent liabilities) as they mature; (b) MHA’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by MHA, and projected capital requirements and capital availability thereof; and (c) the current cash flow of MHA, together with the proceeds MHA would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. MHA does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). MHA has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. MHA is being operated pursuant to a budget which has been provided to, and reviewed by Nordic. The SEC Reports set forth as of the dates thereof all outstanding secured and unsecured Indebtedness of MHA, or for which MHA has commitments. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed in excess of $50,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in MHA’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $50,000 due under leases required to be capitalized in accordance with GAAP. MHA is not in default with respect to any Indebtedness.

8.20 Clinical Studies. MHA has provided or will provide (i) all communications to the Food and Drug Administration (the “FDA”) of any adverse events with respect to any clinical or pre-clinical studies, tests or research that are described in the SEC Reports or the results of which are referred to in the SEC Reports, and (ii) any notices or other correspondence from the FDA or any other foreign, federal, state or local governmental or regulatory authority with respect to any clinical or pre-clinical studies, tests or research that are described in the SEC Reports or the results of which are referred to in the SEC Reports which require the termination, suspension, delay or modification of such studies, tests or research, otherwise require MHA to engage in any remedial activities with respect to such studies, test or research, or threaten to impose or actually impose any fines or other disciplinary actions, in the case of each of (i) and (ii) as such communications, notices or other correspondence relate to the Assets.

8.21 Disclosure. The representations and warranties made by MHA herein (as modified by the Disclosure Schedule) are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made herein, in light of the circumstances under which they were made, not misleading.

8.22 Absence of Certain Changes. Since September 30, 2007, there has been no material adverse change in the business, operations, conditions (financial or otherwise), prospects, assets or results of operations of MHA.

8.23 Other Representations and Warranties. The representations and warranties of MHA in the Additional Agreements will be true and correct when made.

9. Other Agreements of the Parties.

9.1Transfer Restrictions.

(a) The Securities and the Conversion Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Securities or the Conversion Shares other than pursuant to an effective registration statement or Rule 144, to MHA or to an affiliate of Nordic or in connection with a pledge as contemplated in Section 9.1(b), MHA may require the transferor thereof to provide to MHA an opinion of counsel selected by the transferor and reasonably acceptable to MHA, the form and substance of which opinion shall be reasonably satisfactory to MHA, to the effect that such transfer does not require registration of such transferred Securities or Conversion Shares under the Securities Act.

(b)Nordic agrees to the imprinting, so long as is required by this Section 9.1(b), of a legend on any of the Securities or Conversion Shares in the following form:

THESE SHARES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO MHA. THESE SHARES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT.

MHA acknowledges and agrees that Nordic may from time to time pledge or grant a security interest in some or all of the Securities or Conversion Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and the Registration Rights Agreement and, if required under the terms of such arrangement, Nordic may transfer pledged or secured Securities or Conversion Shares to the pledgees or secured parties. So long as it complies in all respects with applicable state and federal securities laws, such a pledge or transfer would not be subject to approval of MHA and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At Nordic’s expense, MHA will execute and deliver such reasonable documentation as a pledgee or secured party of Securities or Conversion Shares may reasonably request in connection with a pledge or transfer of the Securities or Conversion Shares, including, if the Securities or Conversion Shares are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders thereunder.

(c)Certificates evidencing the Securities and the Conversion Shares shall not contain any legend (including the legend set forth in Section 9.1(b)), (i) following the resale of the Securities or Conversion Shares pursuant to an effective registration statement covering the resale of such security under the Securities Act, or (ii) following any sale of such Securities or Conversion Shares pursuant to Rule 144 (assuming the transferor is not an Affiliate of MHA), or (iii) if such Securities or Conversion Shares are eligible for sale under Rule 144 without volume restrictions, or (iv) if such legend is not required under applicable requirements of the Securities Act and the rules and regulations promulgated thereunder (including judicial interpretations and pronouncements issued by the staff of the SEC). MHA agrees that at such time as such legend is no longer required under this Section 9.1(c), it will, no later than three Trading Days following the delivery by Nordic to MHA or MHA’s transfer agent of a certificate representing Securities or Conversion Shares, as the case may be, issued with a restrictive legend, deliver or cause to be delivered to Nordic a certificate representing such shares that is free from all restrictive and other legends. MHA may not make any notation on its records or give instructions to any transfer agent of MHA that enlarge the restrictions on transfer set forth in this Section. Certificates for the Securities or Conversion Shares subject to legend removal hereunder shall be transmitted by the transfer agent of MHA to Nordic by crediting the account of Nordic’s prime broker with the Depository Trust Company System.

9.2 Furnishing of Information.

(a)As long as Nordic owns Securities or Conversion Shares, MHA covenants as follows: (i) MHA shall timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by MHA after the date hereof pursuant to the Exchange Act, and (ii) all such reports filed by MHA after the date hereof pursuant to the Exchange Act shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of such reports, when filed, shall contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)As long as Nordic owns Securities or Conversion Shares, if MHA is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to Nordic and make publicly available in accordance with Rule 144 such information as is required for Nordic to sell the Securities or Conversion Shares under Rule 144. MHA further covenants that it will take such further action as Nordic may reasonably request, all to the extent required from time to time to enable Nordic to sell Securities or Conversion Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

9.3 Integration. MHA shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities or the Conversion Shares in a manner that would require the registration under the Securities Act of the sale of the Securities or the Conversion Shares to Nordic or that would be integrated with the offer or sale of the Securities or the Conversion Shares for purposes of the rules and regulations of any Trading Market such that it would require stockholder approval of the sale of the Securities or the Conversion Shares to Nordic unless stockholder approval is obtained before the closing of such subsequent transaction.

9.4 Confidentiality; Required Disclosure.

(a) Each party agrees, and will cause its affiliates, to keep confidential and not to publish (by press release, press interview, or otherwise) or otherwise divulge or use for its own benefit or for the benefit of any third party any information of a confidential or proprietary nature furnished to it by the other party, or the existence and terms of this Agreement or the Additional Agreements or the existence or results of the parties’ collaboration hereunder or thereunder, without the prior written approval of the other party, except to those of such party’s employees and representatives as may need to know such information for purposes of the transactions contemplated by the parties’ agreements, and except as required by applicable law or by obligations pursuant to any listing agreement with or rules of any Trading Market. In the event of any such required disclosure, including the filings described in Section 9.4(b) below, the disclosing party will (i) provide the other party with written notice of the required disclosure at least 48 hours in advance of such disclosure, and (ii) limit such disclosure to the minimum required under the applicable law or obligations, whether through a request for confidential treatment or otherwise. The confidentiality obligation described above shall not apply to information of the other party which: was already known by the recipient prior to the time of its disclosure by the disclosing party to the recipient; is publicly available or later becomes publicly available through no fault of the recipient; or is disclosed to the recipient by a third party having no similar confidentiality obligation. This obligation shall terminate three years after execution of this Agreement.

(b) MHA shall (i) timely file with the SEC a Current Report on Form 8-K with respect to the transactions contemplated by this Agreement and the Additional Agreements, and (ii) make such other filings and notices in the manner and time required by the SEC and the Trading Market, provided, in the case of a filing or notice described in clause (i) or (ii) above, that the information contained in such filing or notice is limited to the information necessary in order for MHA to comply with the Exchange Act and the regulations promulgated thereunder or the other applicable legal or Trading Market obligations.

9.5 Indemnification of Nordic. Subject to the provisions of this Section 9.5, MHA will indemnify and hold Nordic and its directors, officers, stockholders, members, partners, employees and agents (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations and warranties, when made, or the covenants or agreements made by MHA in this Agreement and the Additional Agreements or (b) any action instituted against Nordic or its Affiliates, or in which Nordic becomes involved in any capacity, by any stockholder of MHA who is not an Affiliate of Nordic, with respect to any of the transactions contemplated by the Agreement or the Additional Agreements (unless such action is based upon a breach of Nordic’s representations, warranties or covenants under the Agreement or the Additional Agreements or any agreements or understandings Nordic may have with any such stockholder or any violations by Nordic of state or federal securities laws or any conduct by Nordic which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify MHA in writing, and MHA shall have the right to assume the defense thereof with counsel of its own choosing. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (a) the employment thereof has been specifically authorized by MHA in writing, (b) MHA has failed after a reasonable period of time to assume such defense and to employ counsel or (c) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of MHA and the position of such Purchaser Party. MHA will not be liable to any Purchaser Party under this Agreement (i) for any settlement by a Purchaser Party effected without MHA’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by Nordic in this Agreement or in Additional Agreements. MHA shall not approve the settlement of any claims against a Purchaser Party without the written consent of the Purchaser Party, unless such settlement holds such Purchaser Party harmless and releases the Purchaser Party from all claims.

9.7 Reservation of Common Stock. MHA shall maintain a reserve, free of preemptive rights, from its duly authorized shares of Common Stock for issuance pursuant to the Agreement in such amount as may be required to fulfill its obligations under the Agreement in full, including the issuance of Conversion Shares.

9.8 Formation of Newco and General Partner. Prior to the Closing, MHA and Nordic shall cooperate in entering into such agreements and filing such certificates as are necessary to properly form Newco as a Danish limited partnership and the General Partner as a Danish private limited company, including, without limitation, by the filing of the Articles of Association of Newco, and the Articles of Association and Memorandum of Association of the General Partner, all in the form attached to the Partnership Agreement, with the Danish Commerce and Companies Agency.

10. Miscellaneous.

10.1 Termination. This Agreement may be terminated by Nordic by written notice to MHA, if the Closing has not been consummated on or before February 18, 2008.

10.2 Fees and Expenses. All fees and expenses incurred by MHA in connection with the transactions contemplated by this Agreement shall be borne by MHA. All fees and expenses incurred by Nordic in connection with the transactions contemplated by this Agreement shall be borne by MHA to the extent that such fees and expenses to do not exceed $125,000, and by Nordic thereafter. Nordic acknowledges that it has received $60,000 from MHA as an advance on fees and expenses. Nordic agrees to submit evidence of additional fees and expenses to MHA in order to request additional advances, and MHA agrees to make such advances for up to an additional $65,000. Nordic is under no obligation to return any portion of any advance made unless the Closing does not occur, in which case Nordic agrees to return to MHA the portion of advances made, if any, in excess of Nordic’s actual fees and expenses.

10.3 Entire Agreement. The Agreement and the Additional Agreements, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

10.4 Notices. Any notice, demand, offer or other written instrument (“Notice”) required or permitted to be given shall be in writing signed by the party giving such Notice and shall be hand delivered or sent, postage prepaid, by certified or registered mail, return receipt requested, or by overnight delivery such as Federal Express, addressed as follows:

If to MHA:	Manhattan Pharmaceuticals, Inc.
810 Seventh Avenue, 4th Floor
New York, NY 10019
Fax: (212) 582-3957
Attn: Chief Financial Officer
Email: mgmcguinness@manhattanpharma.com

with a copy to:	Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
Telephone: (973) 597-2500
Fax: (973) 597-2400
Attn: Anthony O. Pergola
Email: apergola@lowenstein.com

If to Nordic:	Nordic Biotech Advisors
Østergade 5, 3rd floor
DK-1100 Copenhagen K
Denmark
Attn: Florian Schönharting
Fax: (978) 448-3145
Email: fs@nordicbiotech.com
With a copy to: John M. Barberich
Email: jmb@nordicbiotech.com

with a copy to:	Nutter, McClennen & Fish LLP
World Trade Center West
155 Seaport Boulevard
Boston, MA 02210
Fax: (617) 310-9000
Attn: James E. Dawson, Esq.
Email: jdawson@nutter.com

Any party shall have the right to change the place to which such Notice shall be sent or delivered by similar notice sent in like manner to all other parties hereto.

10.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by MHA and Nordic or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

10.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. MHA may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Nordic.

10.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 9.6.

10.9 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Additional Agreements shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof, except to the extent that the application of the General Corporation Law of the State of Delaware is mandatorily applicable. If either party shall commence an action or proceeding to enforce any provisions of the Transaction Documents, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. Each party hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts sitting in the state of New York in any action or proceeding arising out of or relating to this Agreement, the Additional Agreements or the transactions contemplated hereby or thereby. Each party hereby irrevocably agrees, on behalf of itself and on behalf of such party’s successors and permitted assigns, that all claims in respect of such action or proceeding shall be heard and determined in any such court and irrevocably waives any objection such person may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

10.10 Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Securities and Conversion Shares.

10.11 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

10.12 Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

10.13 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of Nordic and MHA will be entitled to specific performance under this Agreement and the Additional Agreements. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

10.14 Payment Set Aside. To the extent that MHA makes a payment or payments to Nordic pursuant to this Agreement or the Additional Agreements or Nordic enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to MHA, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

MHA:

MANHATTAN PHARMACEUTICALS, INC.

By:	/s/ Michael McGuinness
Name:
Title:	CFO

NORDIC:

NORDIC BIOTECH VENTURE FUND II K/S

By:	/s/ Florian Schonharting
Name:
Title:	Partner

By:	/s/ Christian Hansen
Name:
Title:	Partner

Address:	Østergade 5, 3rd floor
DK-1100 Copenhagen K
Denmark

DISCLOSURE SCHEDULES
DATE JANUARY 31, 2008
TO JOINT VENTURE AGREEMENT

Schedule 8.6 (Litigation)

Swiss Pharma Contract LTD (“Swiss Pharma”), a clinical site that MHA used in one of its obesity trials, gave notice to MHA that Swiss Pharma believes it is entitled to receive an additional payment of $322,776 for services in connection with that clinical trial. While the contract between MHA and Swiss Pharma provides for additional payments if certain conditions are met, Swiss Parma has not specified which conditions they believe have been achieved and MHA does not believe that Swiss Pharma is entitled to additional payments and has not accrued any of these costs as of September 30, 2007. The contract between MHA and Swiss Pharma provides for arbitration in the event of a dispute, such as this claim for an additional payment. Swiss Pharma has filed a demand for arbitration. As MHA does not believe that Swiss Pharma is entitled to additional payments, it intends to defend its position in arbitration.

Schedule 8.22 (Absence of Certain Changes)

MHA's cash balance as of January 31, 2008, is approximately $250,000.

Exhibit A

Form of Contribution Agreement

Note: The execution version of the Assignment and Contribution Agreement, dated February 25, 2008, is filed as Exhibit 10.21 to MHA's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2008 and incorporated herein by reference.

Exhibit B

Form of Partnership Agreement

Note: The execution version of the Limited Partnership Agreement, dated February 21, 2008 is attached hereto.

LIMITED PARTNERSHIP AGREEMENT

between

Nordic Biotech Venture Fund II K/S

and

Manhattan Pharmaceuticals, Inc.

and

Hedrin Pharmaceuticals General Partner ApS (under formation)

regarding

Hedrin Pharmaceuticals K/S

February 2008

CONTENTS

1.	Definitions	4
2.	Background and purpose	5
3.	The Partnership Shares	6
4.	Capital Increases	7
5.	Liability	9
6.	Administration of the Partnership	9
7.	The General Partner	10
8.	Management Fee	11
9.	Meetings of the Partnership	11
10.	Power to bind the Partnership	13
11.	Liquidation and Trade Sale preferences	13
12.	Pledge and assignment of Partnership Shares	14
13.	Dividends	17
14.	Auditor	18
15.	Non-competition	18
16.	Confidentiality	19
17.	Value added tax - taxes	19
18.	Exculpation and indemnities	20
19.	Amendment of the Agreement	20
20.	Notices	20
21.	Governing law and jurisdiction	21

Appendices

Appendix 2.4: Articles of Association of the Partnership

Appendix 7.1: Articles of Association of the General Partner

Appendix 7.3: Shareholders’ Agreement regarding the General Partner

Nordic Biotech Venture Fund II K/S
Østergade 5 3
1100 Kopenhagen K
Denmark
Central Business Register No 29150397

(hereinafter referred to as "Nordic”)

and

Manhattan Pharmaceuticals, Inc.
810 Seventh Avenue, 4th Floor
New York, NY 10019
United States of America

(hereinafter referred to as "MHA”)

and

Hedrin Pharmaceuticals General Partner ApS (under formation)
Østergade 5 3
1100 Copenhagen K
Denmark

(hereinafter referred to as the "General Partner”)

have entered into the following

LIMITED PARTNERSHIP AGREEMENT

1.	DEFINITIONS

A.	In this Agreement the following words and expressions shall have the following meanings, unless the context otherwise requires:

Agreement	This limited partnership agreement between MHA, Nordic and the General Partner as amended from time to time.

Assets	As defined in the Joint Venture Agreement.

Business Day	A day when banks are generally open for business in New York City, New York.

Call Option	As defined in the Joint Venture Agreement.

Closing	The date on which the Partnership is established by the signatures of the parties to this Agreement or if there be several dates the latest thereof.

Connected Transferee	Any entity holding Partnership Shares in consequence of a transfer of Partnership Shares pursuant to clause 12.3.

Contribution Agreement	As defined in the Joint Venture Agreement.

Joint Venture Agreement	The joint venture agreement between MHA and Nordic defined in clause 2.1.

License Agreement	As defined in Section 13.1.

License Payment	As defined in Section 22.1.

Limited Partner	Any holder of Partnership Shares.

MHA Partnership Shares	The Partnership shares owned by MHA.

Nordic Partnership Shares	The Partnership shares owned by Nordic.

Partnership	The Danish limited liability partnership Hedrin Pharmaceuticals K/S established and governed by this Agreement.

Partnership Shares	The partnership shares described in clause 3.1 as well as any additional partnership shares issued under clause 4 of the Agreement.

Parties	The General Partner and the Limited Partners

Payment Milestone	As defined in the Joint Venture Agreement.

Put Option	As defined in the Joint Venture Agreement.

Services Agreement	As defined in the Joint Venture Agreement.

Shareholders' Agreement
The shareholders' agreement between the holders' of Partnership Shares concerning their holdings of shares in the General Partner as amended from time to time (at Closing the shareholders' agreement attached hereto as Appendix 8.3).

Trade Sale
The sale of 100 percent of the Partnership Shares to a bona fide third party or related parties, or a sale or exclusive license of all or substantially all assets of the Partnership against consideration in stock or cash or similar.

2.	BACKGROUND AND PURPOSE

B.
As of January 31 2008 MHA and Nordic have entered into a joint venture agreement (the "Joint Venture Agreement") according to which Nordic shall contribute capital to a newly formed limited partnership (the "Partnership") and MHA shall assign and contribute the Assets to the Partnership.

C.
The Partnership is founded as a Danish limited liability partnership by the Parties' signatures to this Agreement with the General Partner as general partner and the Limited Partners as limited partners.

D.
It is the purpose of the Partnership to acquire, develop and commercialize the Assets and to perform all activities necessary and convenient to accomplish the foregoing purpose. The Partnership shall carry out no other activities.

E.
The articles of association of the Partnership are attached hereto as Appendix 2.4. In the event that there is any discrepancy between the Agreement and the articles of association the provisions of the Agreement shall prevail in the internal relationship of the Parties.

3.	THE PARTNERSHIP SHARES

F.	The Partnership is established with a nominal share capital of DKK 1,000,000 divided into 1,000 Partnership Shares of nominally DKK 1,000.

G.	At Closing the Partnership Shares are distributed among the Parties as follows (all amounts in DKK):

Number of Partnership Shares
Nordic	500
MHA	500
General Partner	0
Total	1,000

The Partnership Shares owned by Nordic at Closing are referred to herein as the “Nordic Closing Partnership Shares” and the Partnership Shares owned by MHA at Closing are referred to herein as the “MHA Closing Partnership Shares.” At or after the Closing, the General Partner is authorized and directed, if requested by a Limited Partner, to deliver a certificate, executed on behalf of the Partnership by the General Partner, to such Limited Partner evidencing such Limited Partner’s Partnership Shares.

H.	None of the Partnership Shares have been paid in to the Partnership at Closing.

I.
The payment for the MHA Closing Partnership Shares shall be paid in to the Partnership at the Closing upon the Partnership's execution of the Contribution Agreement and MHA’s consummation of the assignment of the Assets to the Partnership as contemplated thereunder. Thus, the value of the Assets exceeds the cash payments payable under the Contribution Agreement and the excess value is contributed to the Partnership in return for the MHA Partnership Shares.

J.
The payment for the Nordic Closing Partnership Shares shall be paid in to the Partnership at the Closing upon the payment by Nordic to the Partnership of $2,500,000 by wire transfer to a bank account designated by the Partnership.

K.
No later than 15 Business Days after satisfaction, if any, of the Payment Milestone, Nordic shall pay to the Partnership an additional $2,500,000 by wire transfer to a bank account designated by the Partnership as payment for an additional 500 Partnership Shares. The satisfaction of the Payment Milestone shall constitute payment by MHA for an additional 500 Partnership Shares. Accordingly, after satisfaction of the Payment Milestone, the Partnership Shares shall be distributed among the Parties as follows (all amounts in DKK):

Number of Partnership Shares
Nordic	1,000
MHA	1,000
General Partner	0
Total	2,000

For the avoidance of doubt, if the Payment Milestone is not achieved Nordic shall not be obliged to make any payment to the Partnership pursuant to clause 3.6.

II.	CAPITAL INCREASES

A.	Except as provided herein, the number of Partnership Shares may not be increased without the express unanimous written consent of the Parties.

B.
Notwithstanding Section 4.1, in the event that either Party determines, in its reasonable good faith discretion, that the Partnership requires additional capital for the proper and efficient conduct of its business and to avoid insolvency (other than additional capital obtained through indebtedness for borrowed money from a bank), such Party shall provide each Limited Partner with a written request for contribution of such Limited Partner’s proportionate share of such requested additional capital amount (i.e., pro rata according to the Limited Partners’ then respective equity ownership in the Partnership) in exchange for the Partnership’s issuance of Partnership Shares in the Partnership to such Limited Partner so that, after giving effect to such issuance, each Limited Partner will continue to maintain its same proportionate equity interest in the Partnership (assuming all Limited Partners elect to so contribute their proportionate shares of such requested additional capital amount) as of the date of such request. The Limited Partners shall have fifteen (15) days to make such election to contribute all or part of their proportionate share of the requested additional capital amount by the delivery of written notice to the Partnership of such election and, if such written notice is timely delivered, fifteen (15) days after delivery of such written notice to contribute the requested additional capital amount to the Partnership. If a Limited Partner declines to so contribute, elects to so contribute but thereafter fails to do so timely, or elects to contribute and timely does contribute some, but not all of, its proportionate share of the requested additional capital amount, the other Limited Partners shall have the option, for a period of fifteen (15) days next following the expiration of the applicable fifteen (15) day period, to contribute the remaining balance of such requested additional capital amount on the terms and conditions set forth in the written notice, which option shall be exercised by the delivery of written notice to the Partnership within such fifteen (15) day period, and to receive in exchange therefor the Partnership Shares in the Partnership that otherwise would have been issuable to the Limited Partner so declining or failing to contribute, or contributing less than all of, its proportionate share of the requested additional capital amount. The General Partner shall determine the fair market value of the shares for purposes of determining how to allocate the number of Partnership Shares issuable to each Limited Partner in consideration for its contribution of capital. If the General Partner is unable to determine the fair market value of the shares (because, among other reasons, the members of the board of directors of the General Partner cannot agree on the fair market value of the shares, as that decision is not a decision over which the chairman of the board has a casting vote), the fair market value of the shares shall be equal to the amount determined in good faith by the contributing Limited Partner if such amount is equal to or greater than the most recent valuation of such Partnership Shares calculated by or on behalf of the Partnership (the “Most Recent Valuation”), or, if such amount is lower than the Most Recent Valuation, then the fair market value shall be fixed as the average of two valuations made by impartial valuators (the “Independent Valuation”) appointed by the Institute of State-Authorised Public Accountants (in Danish: Foreningen af Statsautoriserede Revisorer). Both valuators shall be recommended experts in valuation of biotech companies. The Independent Valuation need not precede the contributions of capital, but shall in any case be initiated promptly following any contribution. Upon receipt of any additional capital from time to time contributed to it by a Limited Partner pursuant to this Section 4.2, the General Partner is authorized and directed, if requested by such Limited Partner, to deliver a certificate, executed on behalf of the Partnership by the General Partner, to such Limited Partner evidencing the Partnership Shares acquired by such Limited Partner hereunder.

4.	LIABILITY

4.1	The liability of the General Partner shall be personal and unlimited.

C.
The liability of each Limited Partner shall be limited to such Limited Partner's contribution to the Partnership. Thus, the liability of MHA in respect of the MHA Partnership Shares shall be limited to the contribution described in clause 3.4 and the liability of Nordic in respect of the Nordic Partnership Shares shall be limited to the contribution described in clause 3.5.

5.	ADMINISTRATION OF THE PARTNERSHIP

D.
The General Partner shall in its capacity as general partner be responsible for the management and administration of the Partnership. In particular the General Partner shall monitor and oversee the development and commercialization activities with respect to the Assets.

E.
The Partnership shall delegate the execution of certain of the General Partner's obligations pursuant to this Agreement to MHA to the extent set out in the Services Agreement. For the avoidance of doubt, the General Partner shall retain final power and authority in respect of all decisions regarding the Assets, including in respect of final development, partnering and marketing decisions, and such authority shall not be limited by the previous sentence.

F.
The General Partner shall at all times act in good faith and in the best interest of the Partnership, shall use its best endeavours to ensure the safekeeping of the Partnership's assets and shall provide such services and support to the Partnership as will ensure that the Partnership is in compliance with all applicable laws from time to time.

III.	THE GENERAL PARTNER

A.	The General Partner is a Danish limited liability company, which has been established prior to Closing with the articles of association attached hereto as Appendix 7.1.

B.	At Closing the share capital of the General Partner is distributed between the Limited Partners as follows (all amounts in DKK):

Number of shares in the General Partner
Nordic	62,500
MHA	62,500
Total	125,000

C.	At Closing the rights and obligations of the Limited Partners regarding their holdings of shares in the General Partner are set out in the shareholders' agreement attached hereto as Appendix 7.3.

D.
The share capital of the General Partner shall at all times be owned by the Limited Partners pro rata to their holdings of Partnership Shares. At any time that the relative ownership of Partnership Shares by MHA and Nordic changes, including, without limitation in accordance with the Put Option or the Call Option, the share capital of the General Partner shall be redistributed in accordance with the previous sentence. Each of Nordic and MHA agrees to deliver any certificates evidencing its share capital in the General Partner to the General Partner in furtherance of any such redistribution.

IV.	MANAGEMENT FEE

A.
In consideration of the services to be provided under this Agreement and the liability as a general partner of the Partnership, the General Partner shall receive a management fee of DKK 50,000 per year, payable in arrears in quarterly instalments beginning on March 31, 2008 (prorated for the period from the Closing through March 31, 2008).

B.
If the General Partner undertakes any of the services described in the Services Agreement (as a result of termination of the Services Agreement), the management fee shall be renegotiated and fixed at an amount which covers the reasonable expenses of the General Partner related to the provision of its services to the Partnership after the termination of the Services Agreement plus a reasonable profit.

V.	MEETINGS OF THE PARTNERSHIP

A.	Every year the General Partner shall convene an ordinary general meeting in the Partnership.

B.
Extraordinary general meeting shall be held when deemed appropriate by the General Partner. Furthermore an extraordinary general meeting shall be held when it is requested in writing by a Limited Partner for consideration of a specified proposal.

C.
The notice convening general meetings shall be forwarded not earlier than 20 Business Days and not later than 5 Business Days before the general meeting and shall include the agenda for the general meeting.

D.
At the general meeting resolutions may exclusively be passed as to matters which according to the Agreement or the articles of association of the Partnership are not under the purview of the General Partner.

E.
The ordinary general meeting shall be held in time for the audited and approved annual report to be filed with the Danish Commerce and Companies Agency no later than 5 months after the expiry of each accounting year.

F.	The agenda for the ordinary general meeting shall include:

(i)	The General Partner's presentation of the Partnership's activities during the past year.

(ii)	Presentation of the audited annual report for approval.

(iii)	Proposals, if any, from the General Partner and/or the Limited Partners.

G.	Each Partnership Share of DKK 1,000 confers one vote at the general meeting.

H.
All matters being dealt with at the general meeting shall be decided by simple majority. However, any amendment of the articles of association of the Partnership can only be made with the consent of the General Partner. Resolutions may be passed or matters dealt with by written consent in lieu of votes taken at a meeting.

I.
The General Partner shall elect the chairman of the general meeting. The chairman leads the discussions and decides on all questions relating to the procedure of the matters tried at the general meeting, the voting and its results.

J.	The discussions at the general meeting shall be kept in a minute book signed by the chairman and the General Partner.

6.	POWER TO BIND THE PARTNERSHIP

K.
The Partnership shall be bound by the signature of the General Partner, such signature to include the signatures of one member of the board of directors of the General Partner appointed by Nordic, if any, and one member of the board of directors of the General Partner appointed by MHA, if any. No board member of the General Partner may refuse to sign anything authorized and directed by the board of directors of the General Partner, in accordance with the Shareholders Agreement, to be signed by the General Partner.

VI.	LIQUIDATION AND TRADE SALE PREFERENCES

A.
In the event of a dissolution of the Partnership whether in the form of a liquidation, bankruptcy or any other form of dissolution of the Partnership the following shall apply as regards the respective rights of the Limited Partners to receive distribution of proceeds:

(i)
Before any distribution is made to Limited Partners other than the holder(s) of the Nordic Partnership Shares, an amount corresponding to (a) the total amount contributed to the Partnership by Nordic pursuant to clauses 3.5 and 3.6 with the addition of a compounded return calculated at the rate of 10 percent per annum as from the time each such capital contribution to the Partnership has been made through the date of payment of distribution, minus (b) distributions or payments received by the holder(s) of the Nordic Partnership Shares pursuant to clauses 13.1 and 13.2 hereof, shall be made to the holders of the Nordic Partnership Shares.

(ii)
From any amount available for distribution in excess of the amount referred to under sub-clause 11.1 (i) the holder(s) of the MHA Partnership Shares shall before any distribution is made to other Limited Partners be entitled to receive an amount corresponding to the proceeds distributed to the holders of the Nordic Partnership Shares under sub-clause 11.1 (i).

(iii)
Any amount available for distribution in excess of the amounts referred to under sub-clauses 11.1 (i) and (ii) shall be distributed among Limited Partners on a pro rata basis according to their respective nominal holdings of Partnership Shares.

B.
In the event of a Trade Sale based on a sale of 100 percent of the Partnership Shares the proceeds from such Trade Sale shall be distributed among the Limited Partners in accordance with clause 11.1. In the event of a Trade Sale based on the sale or license of all or substantially all assets of the Partnership, each Limited Partner shall be entitled to require that the Partnership be liquidated and the proceeds from such liquidation be distributed among the Limited Partners in accordance with clause 11.1.

C.
Except as set forth in clause 11.2, the Partnership shall not be liquidated, dissolved or wound up without the unanimous consent of the Limited Partners and the General Partner. The proceeds from any liquidation, dissolution, winding up or sale of all Partnership Shares shall be distributed pursuant to clause 11.1.

VII.	PLEDGE AND ASSIGNMENT OF PARTNERSHIP SHARES

A.	A Party may not pledge or otherwise create or suffer the creation of any encumbrance or lien over all or any part of its Partnership Shares, without the prior written consent of the General Partner.

B.
Except for a conversion of Partnership Shares taking place by exercise of the Call Option and/or the Put Option as described in the Joint Venture Agreement, a Party may not sell, assign, issue put- or call-options, transfer or otherwise dispose of all or any part of its Partnership Shares without observing the rules set out in clauses 12.3-12.5

C.	Permitted Transfers

1.
The transfer or other transmission of the Partnership Shares is subject to the rules set out in clauses 12.4-12.5, provided that the Limited Partners shall be allowed to transfer their Partnership Shares without observing these rules in the following situations:

(i)
Each Limited Partner shall be entitled to transfer its Partnership Shares wholly or partly to an entity which is 100 percent owned and controlled by such Limited Partner, provided that the original Limited Partner shall remain liable for the assignee's performance of all of the original Limited Partner's obligations under this Agreement and that the original Limited Partner shall maintain a 100 percent direct ownership and control of such company as long as it owns Partnership Shares.

(ii)
Nordic shall be entitled to transfer its Partnership Shares to another investment entity advised by its management company, Nordic Biotech Advisors ApS (company registration No 26123925), as well as to one or more of the limited partners in Nordic.

D.	Rights of First Refusal

1.
Upon any transfer of a Limited Partner's (referred to as the "Proposing Transferor") Partnership Shares or any part thereof (referred to as the "Sale Shares"), whether by sale, gift, enforcement by creditors or division of an estate, the other Limited Partner(s) shall have a pre-emptive right to the Sale Shares offered for sale by the Proposing Transferor – failing amicable agreement as to the price and conditions for the transfer of such shares – at the price and on the conditions at which the Proposing Transferor proposes to sell the Sale Shares to a independent third party (referred to as the "Proposing Transferee"). The Proposing Transferee may not whether directly or indirectly have any community of interests with the Proposing Transferor.

2.
The Proposing Transferor that wishes to dispose of Sale Shares in accordance with clause 12.4.1 must offer such shares to the other Limited Partner(s) by giving written notice (referred to as the "Transfer Notice") to the General Partner, who shall without undue delay and in any event within 5 Business Days pass on the Transfer Notice to the other Limited Partner(s). The Transfer Notice shall include information as to the identity of the Proposing Transferee and must be accompanied by the offer from the Proposing Transferee, including documentation to the effect that the Proposing Transferee is able to pay the purchase price and fulfil any other conditions of such offer.

3.
In the event that the other Limited Partner(s) is(are) desirous of accepting the offer, such Limited Partner(s) shall submit its(their) acceptance in writing addressed to the General Partner and such acceptance must reach the General Partner within 10 Business Days after the General Partner having submitted the Transfer Notice to the other Limited Partner(s).

4.
In the event that an offer made in pursuance hereof is accepted by several other Limited Partners in respect of a total share amount exceeding the share amount comprised in the Transfer Notice, the General Partner shall allot shares to each such Limited Partners in proportion as nearly as may be to the number of shares already held by the respective participating Limited Partner. Not later than 5 Business Days after the expiry of the above-mentioned 10 Business Days time limit, the General Partner shall give notice to the Proposing Transferor stating whether the shares comprised in the Transfer Notice have been taken up by the other Limited Partner(s) having a pre-emptive right.

5.
Failing the other Limited Partner's(s') acceptance to take up all of the Sale Shares proposed to be disposed of in the Transfer Notice, all the Sale Shares may be transferred to the Proposing Transferee at a price, which is not lower and on conditions not less strict than those offered to the other Limited Partner(s), provided that the transfer is executed within 40 Business Days following expiry of the period, in which the offer from the Proposing Transferor may be accepted by the other Limited Partner(s). After expiry of such 40 Business Days period, the Proposing Transferor may not sell such shares to the Proposing Transferee or any other third party without having offered such shares to the other Limited Partner(s) according to the provisions of this clause 12.4.

E.	Tag-along Right

If in observance of the provisions of this clause 12, including the pre-emption right, Partnership Shares are transferred from one or more Limited Partners to a third party, whereby such third party obtains 50 percent or more of the Partnership Shares, the transfer may only be executed on condition that the said third party simultaneously offers to purchase the Partnership Shares held by the remaining Limited Partner(s) on the same terms and conditions.

F.	General conditions

1.
A transfer of Partnership Shares pursuant to clauses 12.3 or 12.4, including by way of enforcement by creditors or in any other way, as well as a transfer of Partnership Shares by exercise of part of the Call Option or Put Option, is conditional upon that simultaneously with such transfer the transferring party shall transfer such number of shares in the General Partner to the transferee(s) that subsequent to the transfer of Partnership Shares the share capital of the General Partner is owned by the holders of Partnership Shares pro rata to their holdings of Partnership Shares.

2.
A transfer of Partnership Shares pursuant to clause 12.3 or 12.4, including by way of enforcement by creditors or in any other way, as well as a transfer of Partnership Shares by exercise of part of the Call Option or Put Option, is conditional upon the transferee(s) signing and adhering to this Agreement and the Shareholders' Agreement.

VIII.	DIVIDENDS AND DISTRIBUTIONS

A.
Minimum Distribution. Within 45 days of the end of each fiscal year of the Partnership, the General Partner shall determine the amount of available cash from operations to be distributed (the “Distributable Amount”). The General Partner shall authorize and distribute (1) a “Minimum Distribution” to Nordic equal to the greater of (i) 6% of Net Sales (as such term is defined in that certain Exclusive License Agreement for “Hedrin” among Thornton & Ross, Ltd., Kerris, S.A. and Manhattan Pharmaceuticals, Inc., dated June 26, 2007, as such Exclusive License Agreement may be amended and/or restated from time to time (the “License Agreement”)) for such fiscal year, as such amount may be reduced in accordance with clause 13.3 (the “Nordic Royalty”), and (ii) Nordic’s pro rata share of the Distributable Amount, and (2) an amount to MHA equal to the Distributable Amount minus the Minimum Distribution. To the extent Nordic has received one or more License Payments for such fiscal year, the Minimum Distribution shall be reduced by the amount of such License Payments.

B.
In all events, the General Partner shall, to the extent not prohibited by law, authorize and distribute a distribution, allocated among the Limited Partners pro rata in accordance with their Partnership Shares, that will at least cover the tax liability of each Limited Partner arising from the net income of the Partnership.

C.
To the extent Nordic’s percentage ownership of Partnership Shares changes, the percentage set forth in clause 13.1(1)(i) shall be changed in the same proportion as the amount of the change of Nordic’s percentage ownership. For the avoidance of doubt, if Nordic’s percentage ownership of Partnership Shares decreases from 50% to 20%, the Nordic Royalty shall be reduced from 6% to 2.4% of Net Sales.

7.	AUDITOR

D.	The auditor of the Partnership shall be a Danish member of an internationally recognised accounting group.

E.	The auditor is elected by the General Partner for 1 year at a time. Re-election may take place.

8.	NON-COMPETITION

F.
During the term of this Agreement none of the Limited Partners are entitled to start up, acquire, engage in, or in any other way directly or indirectly participate in any activity or business which competes fully or partly with the activities of the Partnership relating to the development or commercialization of the Assets within North America, in the field of treating lice infestations in human beings, unless written consent thereto is granted by the other Limited Partner(s).

9.	CONFIDENTIALITY

9.1
The Parties shall keep as confidential any information they may obtain on the business and activities of the Partnership as a consequence of the Limited Partners' joint ownership of the Partnership and neither the conditions for any of the Limited Partners' investment in the Partnership nor the conditions included in this Agreement shall be disclosed publicly or privately, except (i) otherwise agreed between the Parties, (ii) where such disclosure is required to be given by law, a court of competent jurisdiction, a stock ex-change or any administrative, regulatory or governmental authority or body, (iii) where the information was available in the public at the time of disclosure, (iv) becomes available to the general public other than as a result of any non-compliance with this clause 16.1, (v) is provided to the disclosing Party by a third party who is lawfully in possession of such information and has a lawful right to disclose it, or (vi) was independently developed by the disclosing Party.

9.2
Notwithstanding clause 16.1, Nordic shall always be entitled to provide such information to its limited partners about the Partnership as required from time to time by Nordic under its limited partnership agreement.

IX.	VALUE ADDED TAX - TAXES

A.	All amounts payable pursuant to this Agreement shall, unless otherwise stated, be exclusive of any VAT.

B.	The Partnership shall be responsible for any VAT and other taxes which may be payable on services acquired by the Partnership.

C.	The Parties shall fully account for their own taxes and VAT (if any) arising out of distributions from the Partnership.

10.	EXCULPATION AND INDEMNITIES

D.
No director, officer, employee, agent, advisor or shareholder of the General Partner shall have any liability for any loss to the Partnership or to the Limited Partners arising in connection with services or duties performed or to be performed by the General Partner pursuant to or resulting from this Agreement, except in respect of any matter resulting from such person's gross negligence or willful misconduct towards any obligation or duty such person has or may have in relation to the services performed or to be performed by the General Partner pursuant to or resulting from this Agreement.

E.
The Partnership shall indemnify any director, officer, employee, agent, advisor or shareholder of the General Partner against any claim raised by a third party in connection with services or duties performed or to be performed by the General Partner pursuant to or resulting from this Agreement, except in respect of any matter resulting from such person’s gross negligence or willful misconduct towards any obligation or duty such person has or may have in relation to the services performed or to be performed by the General Partner pursuant to or resulting from this Agreement.

X.	AMENDMENT OF THE AGREEMENT

A.	The Agreement can only be amended with the written consent of all Parties.

B.	The Agreement is non-terminable, except as agreed to by all Parties.

XI.	NOTICES

A.
All notices between the Parties under this Agreement shall be sent by (i) registered mail, or (ii) email or fax to be confirmed by ordinary letter within 48 hours after transmission to the following addresses, email and fax numbers, unless these subsequently are changed to another address, email of fax with a notice of at least 3 Business Days:

Nordic:	Nordic Biotech Venture Fund II K/S
c/o Nordic Biotech Advisors ApS
Østergade 5, 3rd floor
DK-1100 Copenhagen K
Denmark
Fax +45 70 20 12 64
E-mail: fs@nordic-biotech.com
Attn.: Florian Schönharting
With a copy to: John M. Barberich
Email: jmb@nordicbiotech.com

MHA:	Manhattan Pharmaceuticals, Inc.
810 Seventh Avenue, 4th Floor
New York, NY 10019
Fax: (212) 582-3957
Attn: Chief Financial Officer
Email: mgmcguinness@manhattanpharma.com

General Partner:	Hedrin Pharmaceuticals General Partner ApS
Østergade 5, 3rd floor
DK-1100 Copenhagen K
Denmark
Fax +45 70 20 12 64
E-mail: fs@nordic-biotech.com

Attn.: Florian Schönharting

and

810 Seventh Avenue, 4th Floor
New York, NY 10019
Fax: (212) 582-3957
Attn: Chief Financial Officer
Email: mgmcguinness@manhattanpharma.com

11.	GOVERNING LAW AND JURISDICTION

B.	This Agreement shall be governed by and construed in accordance with Danish law.

C.
Each Party hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts sitting in the state of New York in any action or proceeding arising out of or relating to this Agreement. Each Party hereby irrevocably agrees, on behalf of itself and on behalf of such Party’s successors and permitted assigns, that all claims in respect of such action or proceeding shall be heard and determined in any such court and irrevocably waives any objection such person may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

XII.	LICENSE

A.
The General Partner and the Parties agree that any agreement entered into by the Partnership with respect to the Assets or the License Agreement, including, without limitation, a sublicense agreement or other agreement by which a third party (a “Licensee”) contracts to sell or otherwise commercialize the Assets, shall include, at Nordic’s option, a provision by which the Licensee agrees to pay a portion of the consideration payable by such Licensee equal to the Nordic Royalty directly to Nordic (the “License Payment”). Nordic shall agree in any such agreement to provide notice of changes to the Nordic Royalty to any Licensee promptly as they occur.

Remainder of page intentionally blank; signature page follows

21 /2 2008

For Nordic Biotech General Partner II ApS on behalf of Nordic Biotech Venture Fund II K/S:

/s/ Christian Hansen

Name: Christian Hansen
Title: Partner

/s/ Florian Schonharting

Name: Florian Schonharting
Title: Partner

21 /2 2008

For Manhattan Pharmaceuticals, Inc.:

/s/ Michael McGuinness

Name: Michael McGuinness
Title: CFO

21 / 2 2008

For Hedrin Pharmaceuticals General Partner ApS (under formation):

/s/ Christian Hansen
/s/ Florian Schonharting
Name: Christian Hansen	Name: Florian Schonharting
Title: Partner	Title: Partner

Appendix 2.4

Articles of Association of the Partnership

	VEDTÆGTER for [Hedrin Pharmaceuticals K/S]	ARTICLES OF ASSOCIATION of [Hedrin Pharmaceuticals K/S] (Translation of official Danish language version in left-hand column)
1.	SELSKABETS NAVN	NAME
1.1	Selskabets navn er [Hedrin Pharmaceuticals K/S].	The name of the company is [Hedrin Pharmaceuticals K/S].

2.	HJEMSTED	REGISTERED OFFICE
2.1	Selskabets hjemsted er Københavns Kommune.	The registered office of the company is in the municipality of Copenhagen.

3.	FORMÅL	OBJECTS
3.1	Det er selskabets formål at eje, udvikle og kommercialisere medicinske produkter.	The object of the company is to acquire, develop and commercialize medical products.

4	SELSKABETS KAPITAL	SHARE CAPITAL
4.1	Selskabets kapital udgør DKK 2.000.000 fordelt på 2.000 kommandit-anparter a DKK 1.000.	The capital of the company is DKK 2,000,000 divided into 2,000 limited partnership shares of DKK 1,000.
4.2	Ved tegning eller anden erhvervelse af kommanditanparter skal enhver kommanditist underskrive eller på anden måde tiltræde den gældende kommanditselskabsaftale.	At subscription or any other acquisition of limited partnership shares any limited partner shall sign or in other ways accede to the applicable limited partnership agreement.
4.3
Selskabets kapital er ikke indbetalt ved stiftelsen, men skal under visse betingelser som nærmere beskrevet i kommanditselskabsaftalen indbetales af kommanditisterne. Indbetalingen kan foretages som kontantindskud og som apportindskud.

The share capital of the company has not been paid in at the foundation, but shall under certain conditions specified in the limited partnership agreement be paid in by the limited partners. The payment may take place in cash and by contribution in kind.

4.4	Komplementaren har ingen ejerandel i selskabet.	The general partner has no ownership share in the company.

5.	HÆFTELSE	LIABILITY
5.1	Komplementaren hæfter personligt og ubegrænset for selskabets forpligtelser.	The general partner is subject to personal and unlimited liability for all obligations of the company.
5.2
Selskabets øvrige deltagere er kommanditister, som hæfter indirekte og solidarisk for selskabets forpligtelser, dog således at den enkelte kommanditists hæftelse er begrænset til dennes til enhver tid værende indskud i selskabet.

The other participants of the company are limited partners, who shall have indirect, joint and several liability for the obligations of the company, however the liability of the individual limited partner shall be limited to such limited partner's contribution to the company at the time in question.

6.	GENERALFORSAMLINGER	GENERAL MEETINGS
6.1	Komplementaren skal hvert år indkalde til en ordinær generalforsamling i selskabet.	Every year the general partner shall convene an ordinary general meeting in the company.
6.2
Ekstraordinær generalforsamling skal afholdes, når komplementaren finder anledning hertil. Endvidere skal komplementaren indkalde til ekstraordinær generalforsamling, såfremt en af kommanditister fremsætter skriftlig anmodning herom med angivelse af de forslag, som de pågældende kommanditister ønsker behandlet.

Extraordinary general meeting shall be held when deemed appropriate by the general partner. Furthermore extraordinary general meeting shall be held when it is requested in writing by a limited partner for consideration of a specified proposal.

6.3
Skriftlig indkaldelse til såvel ekstraordinær som ordinær generalforsamling skal ske med mindst 5 hverdages og højst 20 hverdages varsel. Indkaldelsen skal indeholde dagsordenen for generalforsamlingen og en beskrivelse af dagsordenens væsentlige punkter.

The notice convening general meetings shall be forwarded not earlier than 20 business days and not later than 5 business days before the general meeting and shall include the agenda for the general meeting and particulars of important items on the agenda.

6.4	På generalforsamlingen kan alene træffes beslutning om forhold, som ikke ifølge den for selskabet gældende kommanditselskabsaftale eller selskabets vedtægter henhører under komplementaren.
At the general meeting resolutions may exclusively be passed as to matters which according to the applicable limited partnership agreement or the company’s articles of association are not under the purview of the general partner.

6.5
Den ordinære generalforsamling skal afholdes i så god tid, at selskabets reviderede og godkendte årsrapport kan indsendes til Erhvervs- og Selskabsstyrelsen, så den er modtaget i styrelsen inden 5 måneder efter udløbet af hvert regnskabsår.

The ordinary general meeting shall be held in time for the audited and approved annual accounts to be filed with the Danish Commerce and Companies Agency no later than 5 months after the expiry of each accounting year.

6.6
Dagsordenen for den ordinære generalforsamling skal omfatte:

1.  Komplementarens beretning om selskabets
         virksomhed i det forløbne år.

2.  Fremlæggelse af revideret årsrapport til
         godkendelse.

3.  Eventuelle forslag fremsat af komplementaren
          og/eller kommanditisterne.

The agenda for the ordinary general meeting shall include:

1.  The general partner's presentation of the
          company's activities during the past year.

2.  Presentation of the audited annual accounts
         for approval.

3.  Proposals, if any, from the general partner
          and/or the limited partners.

6.7	Ved afstemninger på generalforsamlingen giver hvert kommanditandel, én stemme.	Each Share confers one vote at the general meeting.
6.8	Alle beslutninger på generalforsamlingen vedtages med simpelt stemmeflertal, idet beslutning om ændring af selskabets vedtægter dog kun er gyldig, såfremt den tiltrædes af komplementaren.
All matters being dealt with at the general meeting shall be decided by simple majority. However, any amendment of the company's articles of association can only be made with the consent of the general partner.

6.9	Generalforsamlingen ledes af en dirigent valgt af komplementaren.	The general partner shall elect the chairman of the general meeting.
6.10	Dirigenten leder forhandlingerne og afgør alle spørgsmål vedrørende sagernes behandlingsmåde, stemmeafgivningen og dennes resultater.	The chairman leads the discussions and decides on all questions relating to the procedure of the matters tried at the general meeting, the voting and its results.
6.11	Over forhandlingerne på generalforsamlingen føres en protokol, der underskrives af dirigenten og komplementaren.	The discussions at the general meeting shall be kept in a minute book signed by the chairman and the general partner.

7.	ANPARTSOVERGANG	TRANSFER OF SHARES
7.1
Overdragelse og anden retsovergang af kommanditanparter er kun gyldig, når dette sker i overensstemmelse med kommanditselskabsaftalen, og når selskabet efter anmeldelse af ejerskiftet har bekræftet dets gyldighed.

Any transfer of limited partnership shares shall only be valid when such transfer takes place in accordance with the limited partnership agreement, and when the company after receipt of notification of the change of ownership has confirmed its validity.

8.	SELSKABETS LEDELSE	MANAGEMENT OF THE COMPANY
8.1
Selskabet ledes af komplementaren, der dog er berettiget til at lade tredjemand udføre drifts- og ledelsesmæssige opgaver på komplementarens vegne og på komplementarens ansvar, i det omfang dette er tilladt efter kommanditselskabsaftalen.

The company is managed by the general partner who shall, however, be entitled to appoint a third party to perform its operational and management tasks on behalf of the general partner and on the general partner's responsibility to the extent permitted by the limited partnership agreement.

Som vederlag for de ydelser, som skal leveres i henhold til kommanditselskabsaftalen og hæftelsen som komplementar, skal komplementaren modtage et årligt management fee på 50.000 eller et sådant andet beløb, som måtte blive besluttet i henhold til kommanditselskabsaftalen.

In consideration of the services to be provided under the limited partnership agreement and the liability as a general partner of the company, the general partner shall receive a management fee of DKK 50,000 per year or such other amount as may be decided pursuant to the limited partnership agreement.

9.	FORDELING OG UDLODNING AF SELSKABETS RESULTAT	DISTRIBUTION AND ALLOCATION OF THE COMPANY’S RESULT
9.1	Fordeling og udlodning af selskabets resultat sker som bestemt i kommanditselskabsaftalen.	Distribution and allocation of the company’s result shall take place as set out in the limited partnership agreement.

10.	TEGNINGSREGEL	POWER TO BIND THE COMPANY
10.1	Selskabet tegnes af komplementaren. Komplementarens tegningsregel skal kræve underskrift af mindst to medlemmer af komplementarens bestyrelse.
The company shall be bound by the signature of the general partner. The rules of signature of the general partner shall require signature by at least two members of the board of directors of the general partner.

11.	REVISOR	AUDITOR
11.1	Selskabets regnskaber revideres af en statsautoriseret revisor. Revisor vælges af komplementaren på den ordinære generalforsamling for ét år ad gangen med mulighed for genvalg.
The company’s accounts shall be audited by a state-authorised public accountant. The auditor shall be elected by the general partner at the ordinary general meeting for 1 year at a time. Re-election may take place.

12.	REGNSKABSÅR	FINANCIAL YEAR
12.1	Selskabets regnskabsår løber fra 1. januar til 31. december.	The financial year of the company is 1 January to 31 December.
12.2	Selskabets første regnskabsår løber fra stiftelsen til den 31. december 2008.	The first accounting year of the company is from the foundation until 31 December 2008.

	* * *	* * *
	Således vedtaget ved selskabets stiftelse den 2008	As adopted at the foundation of the company on 2008

Appendix 7.1

Articles of Association of General Partner

	VEDTÆGTER for [Hedrin Pharmaceuticals General Partner ApS]	ARTICLES OF ASSOCIATION of [Hedrin Pharmaceuticals General Partner ApS] (Translation of official Danish language version in left-hand column)
1.	NAVN	NAME
1.1	Selskabets navn er [Hedrin Pharmaceuticals General Partner ApS].	The name of the company is [Hedrin Pharmaceuticals General Partner ApS].

2.	HJEMSTED	REGISTERED OFFICE
2.1	Selskabets hjemsted er i Københavns Kommune.	The registered office of the company is in the municipality of Copenhagen.

3.	FORMÅL	OBJECTS
3.1	Selskabets formål er at være komplementar i [Hedrin Pharmaceuticals K/S].	The object of the company is to be general partner of [Hedrin Pharmaceuticals K/S].

4.	ANPARTSKAPITAL	SHARE CAPITAL
4.1	Selskabets anpartskapital udgør DKK 125.000 fordelt på anparter à DKK 1.	The share capital of the company is DKK 125,000 divided into shares of DKK 1.
4.2	Anparterne er undergivet visse begrænsninger i den indgåede anpartshaveroverenskomst.	The shares are subject to and comprised by certain restrictions in the entered into shareholders' agreement.

5.	ANPARTSOVERGANG	TRANSFER OF SHARES
	Overdragelse og anden retsovergang af selskabets anparter kan alene ske i overensstemmelse med den indgåede anpartshaveroverenskomst.	Any transfer and other assignment of the company's shares may only take place be in accordance with the shareholders' agreement entered into.

6.	GENERALFORSAMLINGER	GENERAL MEETINGS
6.1	Generalforsamlingen har den højeste myndighed i alle selskabets anliggender inden for de i lovgivningen og nærværende vedtægter fastsatte grænser.	The general meeting of shareholders has the supreme authority in all matters pertaining to the company subject to the limitations established by law and these articles of association.
6.2
Selskabets generalforsamling skal afholdes på selskabets hjemsted eller andetsteds i Region Hovedstaden. Den ordinære generalforsamling skal afholdes hvert år i så god tid, at den reviderede og godkendte årsrapport kan indsendes til Erhvervs- og Selskabsstyrelsen, så den er modtaget i styrelsen inden 5 måneder efter udløbet af hvert regnskabsår.

General meetings shall be held at the registered office of the company or elsewhere in the Capital Region of Denmark. The annual general meeting shall be held in time for the audited and adopted annual report to be received by the Danish Commerce and Companies Agency (Erhvervs- og Selskabsstyrelsen) within five months after expiry of the financial year.

6.3
Dagsordenen for den ordinære generalforsamling skal omfatte:

1.  Valg af dirigent.
2.  Forelæggelse af årsrapport med revisionspåtegning
         til godkendelse.
3.  Beslutning om anvendelse af overskud eller
         dækning af tab i henhold til den godkendte
         årsrapport
4.  Eventuelle forslag fra bestyrelse eller anpartshavere.

The agenda for the ordinary general meeting shall include:

1.  Election of chairman of the meeting.
2.  Presentation of the annual report with the
         auditor's report for approval.
3.  Decision on allocation of profit or the cover
         of losses according to the approved annual
         report.
4.  Proposals, if any, from the board of
         directors or the shareholders.

6.4	På generalforsamlingen giver hver anpart én stemme.	Each share carries one vote at the general meeting.

7.	SELSKABETS LEDELSE	MANAGEMENT OF THE COMPANY
7.1	Selskabet ledes af en bestyrelse på én til fem medlemmer valgt af generalforsamlingen.	The board of directors shall consist of one to five directors appointed by the general meeting in accordance with the shareholders agreement.

7.2	Selskabet har ingen direktion.	The company has no board of management.

8.	TEGNINGSREGEL	POWER TO BIND THE COMPANY
	Selskabet tegnes af 2 bestyrelsesmedlemmer i forening.	The company is bound by the joint signatures of 2 directors.

9.	REVISOR	AUDITOR
9.1	Selskabets regnskaber revideres af en af generalforsamlingen valgt statsautoriseret revisor.	The company’s accounts shall be audited by a state-authorised public accountant elected by the general meeting.

10.	REGNSKABSÅR	FINANCIAL YEAR
10.1	Selskabets regnskabsår løber fra 1. januar til 31. december.	The financial year of the company is 1 January to 31 December.
10.2	Selskabets første regnskabsår løber fra stiftelsen til den 31. december 2008.	The first accounting year of the company is from the foundation until 31 December 2008.

11.	BEMYNDIGELSE TIL EKSTRAORDINÆR UDBYTTEUDDELING	AUTHORIZATION FOR PAYMENT OF EXTRAORDINARY DIVIDENS
11.1
Bestyrelsen er bemyndiget til efter aflæggelsen af selskabets første årsrapport at træffe beslutning om uddeling af ekstraordinært udbytte, jf. anpartsselskabslovens § 44a. Bemyndigelsen er ikke tidsbegrænset.

The board of directors is authorized to pay extraordinary dividends after the submission of the company's first annual report, cf. Section 44a of the Danish Private Companies Act. The authorization is not limited in time.

	Således vedtaget i forbindelse med stiftelsen.	As adopted at the foundation.
	Dato: [*.] 2008	Date: [*] 2008

Appendix 7.3

Shareholder Agreement Regarding General Partner

Note: The execution version of the Shareholder Agreement regarding the General Partner is attached as Exhibit D to the Joint Venture Agreement filed as Exhibit 10.19 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-150580) filed with the SEC on October 3, 2008 and incorporated herein by reference.

Exhibit C

Registration Rights Agreement

Note: The execution version of the Registration Rights Agreement, dated February 25, 2008, is filed as Exhibit 10.22 to MHA's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2008 and incorporated herein by reference.

Exhibit D

Shareholder Agreement

Note: The execution version of the Shareholder Agreement, dated February 25, 2008, is attached hereto.

NIELSEN NØRAGER

Appendix 7.3

SHAREHOLDERS' AGREEMENT

between

Nordic Biotech Venture Fund II K/S

and

Manhattan Pharmaceuticals, Inc.

regarding

Hedrin Pharmaceuticals General Partner ApS
(under formation)

February 2008

ATTORNEY JAKOB MOSEGAARD LARSEN, NIELSEN NØRAGER LAW FIRM
16 FREDERIKSBERGGADE – DK-1459 COPENHAGEN – DENMARK - PHONE +45 33 11 45 45 – FAX +45 33 11 80 81 – WWW.NNLAW.DK

NIELSEN NØRAGER

CONTENTS

1. Definitions 3
2. Purpose and background 4
3. The Company and the share capital 5
4. Board of Directors 5
5. Power to bind the Company 9
6. Dividends 9
7. Auditor 9
8. Pledge and transfer of shares 10
9. Binding nature 10
10. Amendment and termination of the Shareholders' Agreement 10
11. Confidentiality 11
12. Tax 11
13. Consent by the Company 11
14. Notices 12
15. Governing Law and Arbitration 12

Schedules:

Schedule 4.13: Rules of Procedure for the board of directors

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NIELSEN NØRAGER

	(under formation), Østergade 5 3, 1100 Copenhagen K, Denmark.
Nordic Partnership Shares	As defined in the Partnership Agreement.
Partnership	Hedrin Pharmaceuticals K/S (under formation), Østergade 5 3, 1100 Copenhagen K, Denmark.
Partnership Agreement	The limited partnership agreement between MHA, Nordic and the Company concerning the Partnership as amended from time to time.
Partnership Shares	As defined in the Partnership Agreement.
Party	Any holder of shares in the Company.
Payment Milestone	As defined in the Partnership Agreement.
Services Agreement	As defined in the Partnership Agreement.
Shareholders' Agreement	This shareholders' agreement between Nordic and MHA concerning the Company as amended from time to time.
Trade Sale	As defined in the Partnership Agreement.

2. PURPOSE AND BACKGROUND

2.1 The Company has been established as part of the establishment of the Partnership with the sole purpose of being a general partner in the

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NIELSEN NØRAGER

Partnership. Thus, the Company shall carry out no other activities than those required in order for the Company to fulfill its obligations as general partner under the Partnership Agreement and the Shareholders' Agreement.

3. THE COMPANY AND THE SHARE CAPITAL

3.1 The Company is a private limited liability company registered with the Danish Commerce and Companies Agency.

3.2 At the date hereof the share capital of the Company amounts to DKK 125,000 and is distributed between the Parties as follows (all amounts in DKK):

	Distribution of the share capital of the Company
Nordic	62,500
MHA	62,500
Total	125,000

4. BOARD OF DIRECTORS

4.1 The Company shall have as its single tier of management a board of directors, which shall be in charge of the overall and day-to-day business

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and management of the Company and, through the Company, the Partnership in accordance with the Shareholders' Agreement and the Partnership Agreement (which agreements shall be available to all board members) as well as the guidelines set out by the Parties from time to time.

4.2 The board of directors shall consist of one to four members elected at the general meeting. Each of MHA and Nordic shall each be entitled to appoint two members of the board of directors for so long as such Party owns 10 percent or more of the Partnership Shares.

4.3 Irrespective of clause 4.2, if the Payment Milestone has not been achieved by 30 June 2008 Nordic shall – in addition to any board members appointed by Nordic pursuant to clause 4.2 and as long as Nordic is the owner of the Nordic Partnership Shares – immediately be entitled to appoint one additional board member, in which case the board of directors may consist of up to five members elected at the general meeting.

4.4 The members of the board of directors appointed by a Party shall be approved by the other Parties, such approval not to be unreasonably withheld.

4.5 At the date hereof the following members have been elected to the board of directors:

Christian Hansen (appointed by Nordic)
Florian Schönharting (appointed by Nordic)
Douglas Abel (appointed by MHA)
Michael McGuinness (appointed by MHA)

4.6 A Party may at any time remove and, subject to clause 4.4, replace the member(s) of the board of directors appointed by the Party.

4.7 The chairman of the board of directors shall be selected by the directors appointed by Nordic.

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NIELSEN NØRAGER

4.8 The board of directors adopts its resolutions by simple majority of votes. In case of parity of votes of the board of directors with respect to the decisions listed below, the chairman shall have a casting vote. With respect to other decisions of the board of directors not listed below, the chairman shall not have a casting vote, and the board of directors shall attempt to resolve disagreements in good faith.

The chairman's vote shall constitute the tie-breaking (casting) vote on any decision of the board of directors involving the approval of:

(i) Any debt or equity financing or borrowing from a party unrelated to the party that nominated the chairman;
(ii) Any Trade Sale of the Partnership and/or dissolution of the Partnership; provided that the Company shall not cause or allow the Partnership to execute any agreement with respect to a Trade Sale or other dissolution for 30 days following such decision of the board of directors during which time MHA may present a proposal to acquire Nordic's interest in the Partnership and the Company (the "MHA Proposal Right");
(iii) The hiring or firing of senior management of the Company;
(iv) Any license, sublicense or similar agreement with respect to the Assets (as defined in the Partnership Agreement) or any amendment or modification thereof;
(v) The terms of any agreements between the Partnership and MHA, and any subsequent amendments or modifications thereof; and
(vi) Any budget under the Services Agreement.

To the extent that Nordic has appointed an additional board member pursuant to Section 4.3 hereof, any decision by the board to approve a Trade Sale or other dissolution of the Partnership shall trigger the MHA Proposal Right.

4.9 Each Party shall remove a member of the board of directors at the request of the other Party(ies) if said board member has materially breached her/his

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NIELSEN NØRAGER

duties and obligations or in any other way has acted with serious misconduct in respect of the Company or the Partnership.

4.10 A member of the board of directors appointed by a Party may at any time make such disclosures to the Party having appointed the board member concerning the Company, the Partnership, and their affairs as the board member may in her/his reasonable discretion consider appropriate.

4.11 Unless the Parties agree otherwise, the board of directors shall meet on a quarterly basis in person or alternatively by telephone conference. The board may act by written consent in lieu of actions taken at a meeting.

4.12 The board of directors shall procure that the following documentation is received by all Parties:

(i) Agendas and minutes of the meetings of the board of directors.

(ii) Annual business and project plans, including budgets approved by the board of directors, regarding the Partnership not later than 20 Business Days prior to the beginning of each financial year.

(iii) Quarterly financial reports regarding the Partnership within 45 days following the end of a quarter, including management accounts, a profit and loss account, balance sheet and cash flow statement, a comparison of the profit and loss account, a balance sheet with the relevant budget and a statement of the cash position at the quarter end compared with the cash flow forecast. Further, the reports shall refer to any material matter occurring in or relevant to the period in question.

(iv) Annual audited financial information regarding the Partnership according to customary practice within four months of the expiry of the relevant financial year, including balance sheet as of the end of such financial year and statements of income and shareholders' equity and of cash flows of the Partnership of such financial year, setting

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forth in each case in comparative form the corresponding figures for the preceding financial year, all duly certified by the Partnership's independent public auditor of recognised standing.

(v) Any written report submitted to the Company or the Partnership by the Company's and the Partnership's independent public auditor in connection with the annual or interim audits of the Company's or the Partnership's books.

4.13 The board of directors of the Company shall comply with the rules of procedure attached as Schedule 4.13. The rules of procedure may be changed by a majority of the board of directors.

5. POWER TO BIND THE COMPANY

5.1 The Company shall be bound by the signatures of two members of the board of directors, such signatures to be provided by one member of the board of directors appointed by Nordic, if any, and one member of the board of directors appointed by MHA, if any. No board member shall refuse to sign anything authorized and directed by the board of directors, in accordance with this Shareholders' Agreement, to be signed by the Company.

6. DIVIDENDS

6.1 It is not the intention of the Parties that the Company shall pay out any dividends.

7. AUDITOR

7.2 To the extent possible the auditor of the Company shall be identical to the auditor of the Partnership as appointed from time to time.

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8. PLEDGE AND TRANSFER OF SHARES

8.2 A Party may not sell, assign, issue put- or call-options, transfer or otherwise dispose of all or any part of its shares in the Company, except that a Party – simultaneously with any transfer by such Party of Partnership Shares – shall be entitled and obliged to transfer such number of shares in the Company that subsequent to the transfer of Partnership Shares the share capital of the Company shall be owned by the holders of Partnership Shares pro rata to their holdings of Partnership Shares.

8.3 Any transfer of shares in the Company pursuant to clause 8.2 shall take place at a price of DKK 1 per share of nominally DKK 1.

9. BINDING NATURE

9.1 The Parties undertake to adhere to the Shareholders' Agreement and cast their vote at general meetings in the Company so as to give full effect to the provisions hereof. In case of any discrepancy between the articles of association of the Company and the Shareholders' Agreement, the provisions of the Shareholders' Agreement shall prevail in the internal relationship of the Parties. It shall be entered into the Company's articles of association and register of shareholders that the Parties' shareholdings in the Company are subject to and comprised by the Shareholders' Agreement and that transfer of shares in the Company is subject to compliance with the Shareholders' Agreement.

10. AMENDMENT AND TERMINATION OF THE SHAREHOLDERS' AGREEMENT

10.1 The Shareholders' Agreement can only be amended or terminated with the written consent of all Parties.

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11. CONFIDENTIALITY

11.2 Notwithstanding clause 11.1 Nordic shall always be entitled to provide such information to its limited partners about the Company as required from time to time by Nordic under its limited partnership agreement.

12. TAX

12.1 Any individual tax consequences of a Party caused by the Shareholders' Agreement or the holding of shares and securities in the Company shall be of no concern to the other Parties or the Company.

13. CONSENT BY THE COMPANY

13.1 By co-signing the Shareholders' Agreement, the Company hereby consents to the provisions of the Shareholders' Agreement and undertakes where relevant to be bound by and give effect to the provision included herein.

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617
3.0
9275

22 / 2 2008

Name: Christian Hansen
Title: Partner

Name: Florian Schönharting
Title: Partner

22 / 2 2008

For Manhattan Pharmaceuticals, Inc.:

Name:
Title:

___ / ___ 2008

For Hedrin Pharmaceuticals General Partner ApS (under formation)

Name: Christian Hansen
Title: Partner

Name: Florian Schönharting
Title: Partner

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___ / ___ 2008

____

Name:
Title:

____

Name:
Title:

___ / ___ 2008

For Manhattan Pharmaceuticals, Inc.:

____

Name: Michael G. McGuinness
Title: CFO

___ / ___ 2008

For Hedrin Pharmaceuticals General Partner ApS (under formation)

______________________________ ______________________________

Name: Name:
Title: Title:

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Schedule 4.13 to Shareholders' Agreement

RULES OF PROCEDURE

for the board of directors of

HEDRIN PHARMACEUTICALS GENERAL PARTNER APS

NIELSEN NØRAGER

Contents

1. Scope 3
2. Constitution of the Board, etc. 3
3. Board Meetings, etc. 4
4. Board Meeting Procedures 5
5. Minute Book 6
6. Confidentiality 6
7. General Obligations of the Board 7
8. Obligations of the Board with Respect to Management 7
9. Title to Company and Partnership Shares 8
10. Budgets and Accounts 9
11. Auditors 10
12. Filing of the Annual Report and Mandatory Reporting Requirements 10
13. Amendments to the Rules of Procedure 11

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RULES OF PROCEDURE

for the board of directors (the "Board") of

HEDRIN PHARMACEUTICALS GENERAL PARTNER APS

(the "Company")

1. SCOPE

1.1 In its capacity as general partner the Company is responsible for the management and administration of Hedrin Pharmaceuticals K/S (the "Partnership"). These rules of procedure relate to the Board's responsibilities in respect of the Company as well as the Company's – and thereby the Board's – responsibilities in respect of the Partnership. If the terms of these Rules of Procedure conflict with the terms of the Shareholders' Agreement (as defined below), the terms of the Shareholders' Agreement shall control.

2. CONSTITUTION OF THE BOARD, ETC.

2.1 The general meeting shall elect the Board unless otherwise specified in the articles of association of the Company (the "Articles of Association"), the shareholders' agreement of the Company (the "Shareholders' Agreement") or the Danish Private Companies Act.

2.2 Prior to the election of the board members, the shareholders of the Company shall be informed of the nominees' management duties in other companies.

2.3 The Board shall convene immediately after the general meeting or such other forum at which it is elected. The Board shall constitute itself by electing a chairman.

2.4 The chairman shall represent the Board externally.

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2.5 If new members have joined the Board, these members shall sign the original rules of procedure, which are kept at the office of the Company. Furthermore they shall each receive a copy of the rules of procedure as well as a copy of the Articles of Association, the Shareholders' Agreement, and the limited partnership agreement concerning the Partnership (the "Limited Partnership Agreement").

3. BOARD MEETINGS, ETC.

3.1 As far as possible, the Board shall hold a meeting quarterly or whenever this is deemed necessary by its chairman. Furthermore, the chairman shall convene board meetings whenever this is deemed necessary or if requested by a board member or by the auditor of the Company or the Partnership.

3.2 The chairman shall convene board meetings with at least one week's notice. However, the notice may be reduced by the chairman at his discretion if the issues to be discussed require a swift decision.

3.3 Prior to each board meeting, the chairman shall forward the agenda and, as far as possible, the documentation necessary for the Board's transaction of business.

3.4 Communication between the board members and meetings may be convened by giving notice by email or fax or by similar electronic communication or by letter.

3.5 A representative (the "Representative") from MHA or such other company to which one or more management duties relating to the Partnership have been delegated (the "Services Company") shall have the right and obligation to be present and make statements at the board meetings, unless in the individual case the Board decides otherwise. At board meetings, the Representative shall report on the operations of the Partnership since the previous board meeting.

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3.6 The Company's and the Partnership's auditors shall have the right and obligation to be present at the board meeting dealing with the annual accounts of the Company and the Partnership, and shall, among others, comment on whether, in their opinion, the profit and loss accounts and the balance sheets contain the information necessary for the assessment of the financial position of the Company and the Partnership.

3.7 The chairman shall chair the board meetings. Board meetings shall be held at the Company's office. However, meetings may be held elsewhere or by telephone conference if, in the chairman's view, the subject of the meeting or other circumstances makes this expedient.

3.8 At the first meeting after the ordinary general meeting, the Board shall plan its work for the coming year.

4. BOARD MEETING PROCEDURES

4.1 The Board shall not make any decisions without all board members having had access, as far as possible, to participate in the discussion of the issue.

4.2 If the board meeting has been convened in accordance with the provisions of clause 3, the Board shall form a quorum when more than half of the board members are present.

4.3 A member of the Board can give another member of the Board authority (by proxy) to meet and vote on board meetings on his/her behalf.

4.4 The issues dealt with by the Board shall be decided in accordance with the Shareholders' Agreement. The Chairman has the decisive vote in the event of an equal division of votes to the extent set forth in the Shareholders Agreement.

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5. **MINUTE BOOK**

5.1 The chairman shall ensure that minutes of board meetings and board decisions are entered into the minute book, either by himself or a person appointed by the Board. All minutes shall as a minimum contain the following information:

- The names of board members, or others, who participated,

- the agenda, with any supplements, discussed, and

- the decisions made according to the agenda

Any board member who is not in agreement with the Board's decision, shall have the right to have his opinion entered into the minute book.

5.2 The minutes shall be signed by all board members present at the meeting in question. If a board member did not participate in a given meeting, he shall review the minutes and sign these accordingly.

5.3 A copy of the minutes shall be forwarded to the board members as soon as possible after the meeting in question. Furthermore, every board member shall have access to the minute book and be entitled to order a copy thereof.

6. **CONFIDENTIALITY**

6.1 The board meetings shall be confidential.

6.2 Information and documents which the board members receive from the Company or the Partnership shall be considered confidential. The secrecy shall include trade and operation secrets as well as any occurrences at board meetings, unless it being issues which, according to the Board's decision or applicable law, must be disclosed. The secrecy also applies after the board members' resignation. The confidentiality shall be kept for 5 (five) years.

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7. GENERAL OBLIGATIONS OF THE BOARD

7.1 The Board shall have the overall responsibility for the management of the Company, which in its capacity as general partner is responsible for the management and administration of the Partnership. The Board shall prepare objectives for the Partnership and a Partnership policy in accordance with the Partnership's overall objective as set out in the Limited Partnership Agreement and shall ensure that objectives and policy are complied with and that they are revised if and when developments so require.

7.2 The Board shall ensure the proper organisation of the Company's and the Partnership's activities. The Board shall also decide on the organisation of the Company and the Partnership as to accounting, internal control, IT organisation and budgeting.

7.3 The Board shall follow up on Company and Partnership plans, budgets and the like as well as make decisions on reports on Company and Partnership cash position, order books, important dispositions, financing, cash flow and special risks including currency risks.

7.4 The Board shall make decisions as to whether the capital adequacy of the Company and the Partnership at any time is sufficient in relation to the operation of the Company and the Partnership.

7.5 The Board shall decide on the insurance conditions of the Company and the Partnership. At least every second year, the Board shall receive a statement from the Services Company to the effect that the Partnership is covered in every respect by insurance as appropriate and customary. Any comments on the review shall be entered into the Board's minute book.

8. OBLIGATIONS OF THE BOARD WITH RESPECT TO MANAGEMENT

8.1 The Company is in its capacity as general partner responsible for the management and administration of the Partnership. The Board shall be responsi-

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ble for the management of the Company in such way that the Company fulfils its obligations under the Shareholders' Agreement and the Limited Partnership Agreement.

8.2 The Board shall supervise the Partnership's activities and shall ensure that the services provided by the Services Company to the Partnership are proper and in accordance with the Services Agreement, the Danish Private Companies Act and any other legislation of relevance to the Partnership.

8.3 The Board shall exercise its supervision of the Services Company, among others, via the Representative's reporting on the Partnership's activities at each board meeting, cf. clause 3.5, via the Board's right to ask questions and request information from the Services Company, cf. clause 8.5, via the budget procedure and the Board's follow up on same, described in clause 10, as well as via the auditing to be ensured by the Board, cf. clause 11.

8.4 The Board shall, unless otherwise appears from the Shareholders' Agreement or the Limited Partnership Agreement, make decisions in all cases, which giving consideration to the conditions of the Company and the Partnership are unusual or of great importance.

8.5 The Board shall procure the information necessary for the fulfilment of its duties. At the board meetings, the Board shall have the right to request from the Services Company the information and documentation necessary for the fulfilment of its duties. If a board member requires more information than supplied at the board meetings, a request shall be submitted to the chairman.

9. TITLE TO COMPANY AND PARTNERSHIP SHARES

9.1 The Board shall ensure that a register of shareholders is kept in which each individual shareholder's name, position, address and possession of shares in the Company and the Partnership are registered.

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10. BUDGETS AND ACCOUNTS

10.1 The Board shall ensure that the Services Company prepares budgets for the Partnership and the Company on an ongoing basis. The Board shall lay down the form of this budget reporting including detail rate with a view to operation, balance, cash and investment budgets.

10.2 The Board shall ensure that the Services Company prepares monthly accounts for the Partnership. Further, the Board shall ensure that the Services Company prepares quarterly financial reports for the Partnership within 45 days following the end of a quarter, including management accounts, a profit and loss account, balance sheet and cash flow statement, a comparison of the profit and loss account and balance sheet with the relevant budget and a statement of the cash position at the quarter end compared with the cash flow forecast. The quarterly report shall refer to any material matter occurring in or relevant to the period in question.

10.3 The Board shall ensure that the Services Company prepares a draft for the annual report of the Partnership.

10.4 The Board shall carefully examine the Services Company's submitted draft for the annual reports and ensure that this has been prepared in accordance with good accounting principles as regards the assessment of the items in the balance sheets as well as the specification of the accounts, layout and description of the items, and that the presentation of the accounts in the present form is in accordance with good accounting principles.

10.5 After the final preparation of the annual report of the Partnership and the Company, these shall be submitted to the auditors for approval. When such approval has been obtained, the draft for the annual reports, the draft auditors' reports and any comments on the reports shall be submitted to the full Board for approval.

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10.6 The final annual reports shall be signed by the Board (as regard the annual report of the Partnership the signatures are provided on behalf of the Company in its capacity of general partner).

10.7 The annual reports shall be submitted to the Partnership's and the Company's ordinary general meetings for approval.

11. AUDITORS

11.1 The Board shall ensure that the bookkeeping and the asset management of the Company and the Partnership are supervised in a satisfactory way. The Board and the auditors shall enter into a written agreement on the scope of the audit and the auditors' responsibility.

11.2 The Board shall ensure the presence of the necessary information for the auditing including decision as to whether internal auditing is required. The Board shall be solely responsible for procuring all such information for the auditors as are deemed necessary for the auditors' carrying out of their duties.

11.3 The Company's and the Partnership's auditors shall be present at the board meeting(s) where the annual reports shall be approved. The auditors' records shall be available at all board meetings. If any entering into the auditors' records has been made since the last board meeting, copy of this should preferably be submitted to the Board prior to the meeting.

11.4 The Board shall consider the contents of the auditors' records prior to the Board's signature. The Board's signing of the records serves as evidence of the Board's knowledge of the contents of the records.

12. FILING OF THE ANNUAL REPORT AND MANDATORY REPORTING REQUIREMENTS

12.1 The Board shall ensure that the annual reports of the Company and the Partnership are submitted to Erhvervs- og Selskabsstyrelsen (the Danish Com-

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merce and Companies Agency) as well as any other relevant authorities or institutions according to applicable law.

12.2 In case of amendments of the information forwarded to Erhvervs- og Selskabsstyrelsen (the Danish Commerce and Companies Agency), the Board shall ensure that this is reported in due time.

13. AMENDMENTS TO THE RULES OF PROCEDURE

13.1 Amendments of these present rules of procedure shall be made by a majority vote of the Board.

13.2 These present rules of procedure were adopted by the Board at the board meeting on 21 / 2 2008.

***

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merce and Companies Agency) as well as any other relevant authorities or institutions according to applicable law.

12.2 In case of amendments of the information forwarded to Erhvervs- og Selskabsstyrelsen (the Danish Commerce and Companies Agency), the Board shall ensure that this is reported in due time.

13. AMENDMENTS TO THE RULES OF PROCEDURE

13.1 Amendments of these present rules of procedure shall be made by a majority vote of the Board.

13.2 These present rules of procedure were adopted by the Board at the board meeting on __ / ___ 2008.

***

__________________ __________________ [signature]
Michael G. McGuinness
CFO
Manhattan Pharmaceuticals, Inc.

____

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Exhibit E

Services Agreement

Note: The execution version of the Shareholder Agreement, dated February 25, 2008, is attached hereto.

Execution Version

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this "**Agreement**") is made and entered into effective as of February 25, 2008, by and between Manhattan Pharmaceuticals, Inc., a Delaware corporation ("**MHA**"), and Hedrin Pharmaceuticals K/S ("**Newco**").

WHEREAS, pursuant to that certain Joint Venture Agreement (the "**JV Agreement**") dated as of January 31, 2008 between MHA and Nordic Biotech Venture Fund II K/S ("**Nordic**"), MHA agreed to contribute the Assets (as that term is defined in the Assignment and Contribution Agreement, dated as of even date herewith, by and among Newco, MHA and Nordic Biotech Venture Fund II K/S (the "**Assignment and Contribution Agreement**")) to Newco, and Newco agreed to assume the Assumed Liabilities (as that term is defined in the Assignment and Contribution Agreement), and MHA has agreed to provide certain necessary administrative and management services (as further described herein, the "**Services**") to Newco, for the consideration described herein, all as more specifically provided herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. ENGAGEMENT OF MHA; ACCEPTANCE.

Newco hereby engages MHA, as an independent contractor, to provide the Services during the Term (as defined below). MHA hereby accepts such engagement and agrees to perform the Services during the Term in accordance with the terms hereof for the compensation set forth below.

2. TERM.

The term of MHA's appointment hereunder shall (i) initially run for one (1) year from the date hereof and (ii) automatically renew for additional one (1) year periods until either party hereto delivers written notice of nonrenewal or cancellation to the other no later than ninety (90) days prior to the end of either the initial one-year period or any one-year renewal period (the initial one-year period, collectively with all renewal periods, the "*Term*"); provided, however, that either party (the "**Terminating Party**") may sooner terminate this Agreement in the event that (a) the other party (the "**Defaulting Party**") materially breaches its obligations under this Agreement and (b) the Defaulting Party fails to cure such breach within thirty days following written notice from the Terminating Party specifying the facts constituting the breach. Sections 5, and 7 through 13 hereof shall survive the termination or expiration of the Term.

3. THE SERVICES.

The Services shall consist of the following:

- managing the day-to-day business and affairs of Newco, including, without limitation, as Newco's agent, fulfilling Newco's duties under the Hedrin Agreements (as that term is defined in the Assignment and Contribution Agreement) and overseeing the commercialization efforts of the Hedrin Product (as that term is defined in the Assignment and Contribution Agreement), and pursuing the Hedrin Patent Rights (as that term is defined in the Assignment and Contribution Agreement) on behalf of Newco;

- administering the day-to-day accounting and record-keeping operations of Newco;

- maintaining Newco's books and records; and

- performing such other services as requested by, or as agreed to in advance in writing by, the Board of Directors of the general partner of Newco (the "**JV Board**") from time to time.

MHA shall devote such time, resources and attention to the provision of the Services as may be required to discharge fully its duties hereunder; provided, that nothing herein shall preclude MHA and its directors, officers and employees from pursuing MHA's other business and investment activities.

4. FEES AND EXPENSES.

In consideration of the Services, during the Term, Newco shall pay MHA in accordance with a budget, which budget must be approved in advance by the JV Board, detailing each of the Services to be provided and the amount budgeted therefor, including Services provided directly by MHA and Services outsourced by MHA to a third party, for the upcoming four fiscal quarters (the "**Budget**"). The Budget for the upcoming four fiscal quarters shall be submitted by MHA to the JV Board at least 30 days in advance of each upcoming fiscal quarter. MHA may request to update or amend the Budget at any time during the Term, but Newco shall not be responsible for fees and expenses resulting from such changes unless the JV Board has consented in advance. The Budget for 2008 is attached hereto as Exhibit A and the budgeted amounts for the first quarter of 2008 shall be reduced to the pro rata portion of those amounts corresponding to the portion of the first quarter that this Agreement is in effect. Newco shall pay amounts budgeted for MHA's Services on a monthly basis, in arrears, on the first day of each calendar month. All third-party costs and expenses incurred in connection with the performance of the Services shall be paid directly from Newco's funds to the applicable contractor or other provider of services or materials.

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5. STANDARD OF CARE; LIMITATION OF LIABILITY.

In performing the Services hereunder, MHA shall use the same standard of care as it uses or would use in performing similar services and functions for its own account.

6. CONSULTATION.

MHA and Newco shall consult with each other in good faith from time to time concerning such matters as may be relevant to the performance of this Agreement in accordance with the intentions of the parties.

7. INDEPENDENCE OF THE PARTIES.

Notwithstanding its status as an equity owner of Newco, MHA is performing services hereunder as an independent contractor on behalf of Newco and neither it, nor its employees, agents, servants or representatives are to be considered employees of Newco for any purpose whatsoever.

8. BINDING AGREEMENT.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives.

9. SEVERABILITY AND AMENDMENT.

If any part of this Agreement is found to be invalid, it will not affect the validity of any other parts of this Agreement. If it is ever held that any restriction in this Agreement is too broad to allow it to be enforced to its fullest extent, the parties hereto agree that a court may enforce the restriction to the maximum extent permitted by law. This Agreement may not be modified or amended and its provisions may not be waived (in whole or in part), except by a writing signed by both of the parties hereto.

10. NOTICES.

Any notice, demand, offer or other written instrument ("Notice") required or permitted to be given shall be in writing signed by the party giving such Notice and shall be hand delivered or sent, postage prepaid, by certified or registered mail, return receipt requested, or by overnight delivery such as Federal Express, addressed as follows (or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto):

Contact Information for Newco:

Contact Information for MHA:

Manhattan Pharmaceuticals, Inc.
810 Seventh Avenue, Fourth Floor
New York, NY 10019
Attn: Chief Financial Officer
Fax: (212) 582-3957

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11. GOVERNING LAW; JURISDICTION; VENUE.

This Agreement, and any disputes arising directly or indirectly from this Agreement, shall be governed by and construed and enforced in accordance with the laws of the state of New York, without regard to conflict-of-laws rules. The parties hereto hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the state courts located in the Borough of Manhattan in the State of New York (the "**NY Courts**"), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the NY Courts for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the NY Courts, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the NY Courts has been brought in an improper or inconvenient forum.

12. ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement among the parties with respect to the matters covered hereby and supersedes all previous written, oral or implied understandings among them with respect to such matters.

13. COUNTERPARTS.

This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Services Agreement to be executed and delivered in their name and on their behalf as of the date first above written.

MANHATTAN PHARMACEUTICALS, INC.

By: [signature]

Print Name: Michael G. McGuinness

Title: CFO

HEDRIN PHARMACEUTICALS K/S

By: [signature]	By: ____________________
Print Name: Michael G. McGuinness	Print Name: ____________________
Title: Director	Title: ____________________

IN WITNESS WHEREOF, the parties have caused this Services Agreement to be executed and delivered in their name and on their behalf as of the date first above written.

MANHATTAN PHARMACEUTICALS, INC.

By: ______________________________

Print Name: ________________________

Title: ____________________________

HEDRIN PHARMACEUTICALS K/S

By: [signature]	By: ______________________________
Print Name: C. Hansen	Print Name: ________________________
Title: Director	Title: ____________________________

Fax Server SWISSOTEL METROPOL Fax 0041223183300 22 Fév 2008 18:38 P004/006

IN WITNESS WHEREOF, the parties have caused this Services Agreement to be executed and delivered in their name and on their behalf as of the date first above written.

MANHATTAN PHARMACEUTICALS, INC.

By: ______________________

Print Name: ______________________

Title: ______________________

HEDRIN PHARMACEUTICALS K/S

By: [signature] By: ______________________

Print Name: Florian Schonharting Print Name: ______________________

Title: Partner Title: ______________________

Hedrin/Newco Budget

510k	Q1	Q2	Q3	Q4	2008
Management fee to MHA:					
R&D	72,757	72,757	72,757	72,757	291,029
G&A	59,013	59,013	59,013	59,013	236,050
Total Management Fee	131,770	131,770	131,770	131,770	527,079
Hedrin (510k) O/S costs	78,000	62,000	36,000	36,000	212,000
Total	209,770	193,770	167,770	167,770	739,079

PMA w/o clinicals	Q1	Q2	Q3	Q4	2008
Management fee to MHA:					
R&D	72,757	72,757	72,757	72,757	291,029
G&A	59,013	59,013	59,013	59,013	236,050
Total Management Fee	131,770	131,770	131,770	131,770	527,079
Hedrin (PMA w/o clinicals)	100,000	82,000	62,000	36,000	280,000
Total	231,770	213,770	193,770	167,770	807,079

PMA w/ clinicals	Q1	Q2	Q3	Q4	2008
Management fee to MHA:					
R&D	72,757	72,757	72,757	72,757	291,029
G&A	59,013	59,013	59,013	59,013	236,050
Total Management Fee	131,770	131,770	131,770	131,770	527,079
Hedrin (PMA w/ clinicals)	46,000	261,000	261,000	162,000	730,000
Total	177,770	392,770	392,770	293,770	1,257,079

Exhibit F

Warrant

Note: The execution version of the Warrant, dated April 30, 2008, is filed as Exhibit 4.6 to MHA's Registration Statement on Form S-1 (File No. 333-150580) filed with the Securities and Exchange Commission on May 1, 2008 and incorporated herein by reference.

Exhibit G

Opinion

February 25, 2008

Nordic Biotech Venture Fund II K/S
Østergade 5, 3rd floor
DK-1100 Copenhagen K
Denmark

Re:	Joint Venture Agreement between Nordic Biotech Venture Fund II K/S and Manhattan Pharmaceuticals, Inc.

Ladies and Gentlemen:

We have acted as special New York counsel to Manhattan Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the transactions contemplated by that certain Joint Venture Agreement dated as of January 31, 2008, and amended on February 25, 2008 (as amended, the "JV Agreement") by and between the Company and Nordic Biotech Venture Fund II K/S ("Nordic"). We are furnishing this legal opinion letter to you pursuant to Section 2.2(b)(v) of the JV Agreement.

In connection with rendering this legal opinion letter, we have examined originals, copies or specimens, certified or otherwise identified to our satisfaction, of such corporate and public records, agreements, documents, certificates, opinions, memoranda and other instruments, and such matters of law, as we have deemed necessary or appropriate to render the opinions expressed below.

For purposes of rendering the opinions set forth below, we have examined the following documents:

(1) the JV Agreement;

(2) the Services Agreement (as that term is defined in the JV Agreement);

(3) the Contribution Agreement (as that term is defined in the JV Agreement);

(4) the Warrant (as that term is defined in the JV Agreement);

(5) the Registration Rights Agreement (as that term is defined in the JV Agreement);

(6) a certificate delivered to us by one or more officers of the Company for purposes of rendering this legal opinion letter (the “Officers’ Certificate”; which Officers’ Certificate is attached hereto as Exhibit A);

(7) the Certificate of Good Standing for the Company issued by the Secretary of State of the State of Delaware on February 21, 2008 (the “Good Standing Certificate”; which Good Standing Certificate is attached hereto as Exhibit B); and

(8) the Certificate issued on February 21, 2008, by the Department of State of the State of New York certifying that the Company is still authorized to do business in the State of New York (the “Foreign Qualification Certificate”; which Foreign Qualification Certificate is attached hereto as Exhibit C).

The documents set forth in (1) through (5) above are collectively referred to as the “Transaction Documents.” Any capitalized term used herein and not otherwise defined shall have the meaning ascribed thereto in the JV Agreement.

In rendering the opinions set forth below, we have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, and the accuracy of the matters set forth in the documents, agreements and instruments we reviewed.

We have further assumed (i) that all documents, agreements and instruments executed by any party other than the Company have been duly authorized, executed and delivered by such parties, (ii) that each of such parties (that is not a natural person) is duly formed, validly existing and in good standing in the state of its formation and qualified to do business in each state where such qualification is necessary for the conduct of its business, (iii) that each of such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and (iv) that such documents, agreements and instruments are valid, binding and enforceable obligations of such parties. We have assumed that each certificate issued by a Secretary of State or Department of State or any other government official, office or agency concerning the property or status of a person or entity, such as a certificate of good standing, a certificate concerning tax status, a certificate concerning UCC filings or a certificate concerning title registration or ownership, and all official public records (including their proper indexing and filing) are current and complete through the date of each such certificate.

We also have assumed that (i) there has not been any mutual mistake of fact or misunderstanding, fraud, duress, coercion or undue influence that would prevent the enforcement of the Transaction Documents, (ii) there are no facts and circumstances relating to you or your business that might prevent you from enforcing any of the rights you possess under the Transaction Documents, and (iii) there are no oral or written agreements or understandings among the parties to the Transaction Documents that would limit, modify or otherwise alter the terms, provisions and conditions of, or relate to, the transactions contemplated by the Transaction Documents. Finally, we have assumed that all outstanding capital stock of the Company has been fully paid for and that adequate consideration was received therefor.

As to matters of fact relevant to the opinions expressed herein, we have relied upon, without independent investigation, and we have assumed to be true, correct and complete, the representations and warranties as to factual matters made by the Company in the Transaction Documents and by the officer(s) of the Company in the Officers’ Certificate, and the certificates and statements of government officials.

Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of any facts, and no inference as to our knowledge of the existence or absence of any such facts should be drawn from our representation of the Company or the rendering of the opinions set forth below. For the purposes of rendering the opinions expressed herein, we have not undertaken or reviewed any search of court dockets or records in any jurisdiction, any search with respect to the rights or assets of the Company or any UCC, suit, judgment, lien or other type of search or investigation. For the purposes of rendering the opinions expressed herein, we have not made any investigation of our files nor have we made any investigation of attorneys of this firm other than the attorneys who actively worked on the Transaction Documents, namely Anthony O. Pergola, Nicholas G. Mehler and Cheryl A. Cappiello.

Where statements in this opinion concerning the Company, or an effect on the Company, are qualified by the modifier “material” or “materially,” we relied solely on the judgments and opinions of the Company and its officers as to the materiality or lack of materiality of any matter covered by such statement concerning the Company’s business, assets, results of operations or financial condition.

This opinion letter is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind rendered in this opinion letter, including customary practice as described in bar association reports.

Based on the foregoing, and subject to the exceptions contained herein, we are of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to do business as a foreign corporation in good standing in the State of New York. The Company has the corporate power and authority required to own its properties and conduct its business as described in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2006 (the “Form 10-K”). The Company has the requisite corporate power and corporate authority to execute, deliver and perform its obligations under the Transaction Documents, and to consummate the transactions contemplated thereby.

2. The Conversion Shares have been duly authorized, reserved for issuance, and when issued, delivered and paid for in accordance with the terms of the JV Agreement and the Warrant, as the case may be, will be validly issued, fully paid and nonassessable.

3. The Company has the corporate power to execute and deliver the JV Agreement and the other Transaction Documents and to issue, sell and deliver the Conversion Shares to Nordic under the terms of the JV Agreement.

4. The JV Agreement and the other Transaction Documents have been duly authorized by all necessary corporate action (including any requisite stockholder action) on the part of the Company, have been duly executed and delivered by the Company, and are valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

5. The execution and delivery by the Company of the JV Agreement and the other Transaction Documents, and the performance by it of its obligations thereunder, will not (i) violate its certificate of incorporation or by-laws, (ii) result in a breach or violation of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration under, any agreement or instrument to which the Company is a party and listed as an exhibit to the Form 10-K or any Quarterly Report on Form 10-Q or Current Report on Form 8-K (collectively, the "Reports"), in each case filed by the Company subsequent to the filing of the Form 10-K (such agreements and instruments, the "Selected Contracts"), (iii) result in the creation or imposition of any lien, claim or encumbrance upon any properties or assets of the Company under any of the agreements or instruments referenced in (ii) above, or (iv) violate federal or New York law or the Delaware General Corporation Law (the “DGCL”), or any judgment, injunction, order or decree disclosed in the Reports.

6. No consent, approval, or exemption by, order or authorization of, or filing or registration with, any governmental authority is required to be obtained by the Company in connection with the Company’s execution and delivery of the JV Agreement and the other Transaction Documents or the performance by it of its obligations thereunder (other than as may be required by federal or state securities laws or the rules and regulations of the American Stock Exchange).

7. Assuming that the representations and warranties of Nordic and the Company set forth in the JV Agreement are true and correct and subject to the timely filing by the Company of a Form D pursuant to Regulation D promulgated by the SEC under the Securities Act, the offer, sale and delivery of the Conversion Shares to Nordic, in the manner contemplated by the JV Agreement and the Warrant, does not need to be registered under the Securities Act, it being understood that no opinion is expressed as to the subsequent resale of the Conversion Shares.

8. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

The foregoing opinions are subject to the following exceptions, limitations, qualifications and exclusions:

A. We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York, the DGCL and the federal law of the United States of America, and, other than as expressly set forth in opinion paragraph 7 with respect to laws, rules and regulations concerning the offer and sale of securities, we express no opinion as to securities laws, environmental laws, antitrust laws or laws relating to unfair trade practices, banking laws, criminal laws or the laws of fiduciary duty. As used herein, the term “Applicable Law” means only those laws and the laws of only those jurisdictions for which we express opinions hereunder. We specifically disclaim any opinions with respect to Danish law, rules or regulations.

B. Our advice on each legal issue addressed in this opinion letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute.

C. The opinions expressed herein relate only to laws which, in our experience, are normally applicable to transactions of the type provided for in the Transaction Documents. We have not undertaken any research for purposes of determining whether any parties to any agreement or any of the transactions which may occur in connection with the Transaction Documents are subject to any law or other governmental requirement that is not generally applicable to transactions of the type provided for in the Transaction Documents.

D. To the extent any Transaction Document has designated the laws other than the laws of the State of New York or the DGCL as the laws governing such Transaction Document, our opinions are premised upon the result that would be obtained if a court in the State of New York were to apply the laws of the State of New York to the interpretation and enforcement of such Transaction Document, notwithstanding the designation of the laws of another jurisdiction as the governing law.

E. In rendering the opinion expressed in opinion paragraph 1 with respect to the good standing of the Company, our opinion is based solely and exclusively on the Good Standing Certificate and is given only as of the date of the Good Standing Certificate notwithstanding the date of this opinion letter.

F. In rendering the opinion expressed in opinion paragraph 1 with respect to the qualification of the Company to do business in the State of New York, our opinion is based solely and exclusively on the Foreign Qualification Certificate and is given only as of the date of the Foreign Qualification Certificate notwithstanding the date of this opinion letter.

G. In rendering the opinion expressed in opinion paragraph 7 with respect to default under the Selected Contracts, we have not reviewed any covenants in the Selected Contracts that contain financial ratios or other similar financial restrictions, and we express no opinion with respect thereto. In addition, we express no opinion with respect to any modification of the Selected Contracts that were not done in writing and otherwise not reviewed by us, nor do we express any opinion on any Selected Contracts that are subject to interpretation or construction by parole evidence.

H. In rendering the opinions expressed in opinion paragraph 7 with respect to the Conversion Shares, our opinions are based on the truth and accuracy of, and our reliance on, the representations made by you in the JV Agreement, the certifications in the Officers’ Certificate and the Company’s representations to us that the Company has made no offer to sell the Conversion Shares or the Warrant by means of any general solicitation or publication of any advertisement therefor. In addition, our opinions are also based on the assumption that the offer and sale of the Conversion Shares is not integrated with any future securities offering of the Company not otherwise contemplated in the JV Agreement.

I. In rendering the opinions expressed in opinion paragraph 2 with respect to the reservation and valid issuance of Conversion Shares, our opinions are limited to the circumstance of the exercise of the Warrant, and the exercise of the put and call rights contained in the JV Agreement, at the initially effective conversion rate as provided in the Warrant and the JV Agreement, and the number of Conversion Shares resulting therefrom (without regard to any anti-dilution adjustment provisions contained therein).

J. Our opinions are further qualified by, and we render no opinion with respect to, the effect of each of the following:

a. bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or creditors’ rights generally;

b. laws relating to fraudulent conveyances or preferential transfers, including, without limitation, U.S. Bankruptcy Code Section 548;

d. general principles of equity and public policy, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing;

d. any United States federal law, New York law, Delaware law or equitable principle which provides that a court may refuse to enforce, or may limit the application of, a contract or any clause thereof which the court finds to have been unconscionable at the time it was made, unconscionable in performance or contrary to public policy;

e. any provision in a Transaction Document which provides (i) that rights or remedies are or are not exclusive, (ii) that rights or remedies may be exercised without notice, (iii) that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy, (iv) that the election of a particular remedy or remedies does not preclude recourse to one or more other remedies, (v) that liquidated damages are to be paid upon a breach or default, or (vi) that the failure to exercise, or any delay in exercising, any right or remedy will not operate as a waiver of any such right or remedy;

f. any provision in a Transaction Document which (i) provides for the recovery of attorneys’ fees or other costs of collection, (ii) permits any party to exercise “self-help” remedies, (iii) provides for specific performance, injunctive relief, or other traditional equitable remedies, or (iv) provides rights to indemnification or contribution;

g. any provision of a Transaction Document purporting to provide that amendments to or waivers of obligations contained in such documents are not effective unless done in writing;

h. any provision in a Transaction Document purporting to (i) choose applicable law or exclude conflict or choice of law principles under any law, (ii) select certain courts as the venue, or establish a particular jurisdiction as the forum, for the adjudication of any controversy, (iii) select arbitration to resolve disputes, (iv) waive rights to trial by jury, service of process or objections to the selection of venue or forum, (v) change or waive the rules of evidence, make determinations conclusive or fix the method or quantum of proof, or (vi) waive the statute of limitations;

i. any provision of a Transaction Document concerning the voting of the Company’s capital stock or equal board treatment;

j. statutes or public policy principles that limit waivers of broadly or vaguely stated rights, the benefits of statutory, regulatory or constitutional rights, unknown future defenses or rights to damages;

k. statutes or common law principles that may prohibit or restrict the payment of any dividends on, or redemption or purchase of, any capital stock of the Company (including, without limitation, Sections 160, 170 and 174 of the DGCL);

l. whether or not the members of the board of directors of the Company, the officers of the Company, or the principal shareholders of the Company have complied with their fiduciary duties in connection with the authorization and performance of the Transaction Documents;

m. whether or not the Transaction Documents and the transactions contemplated thereby were fair and reasonable to the Company at the time of their authorization by the Company’s board of directors within the meaning of Section 144 of the DGCL;

n. arbitration provisions in certain employment situations or where the arbitration provision is included as a result of unequal bargaining power among the parties, is a contract of adhesion, is otherwise unconscionable, provides for judicial review of an arbitration award on the merits or otherwise purports to override or contravene a provision of any law on arbitration enacted primarily for a public purpose; and

o. judicial decisions that may permit the introduction of parole evidence to modify the terms or the interpretation of the Transaction Documents.

Our opinions are limited to the matters expressly set forth herein and no opinion is implied or to be inferred beyond matters expressly so stated. This opinion letter is effective as of the date hereof.

This legal opinion letter is furnished to you solely and exclusively for your benefit and may not be delivered to, relied upon, quoted in whole or in part, filed with or disclosed to any governmental agency or other person or entity without our prior written consent or unless required pursuant to regulation or judicial order.

The opinions expressed herein are limited to the facts known and the laws in effect on the date hereof only, and we assume no obligation to revise, update or supplement such opinions should any facts or laws upon which such opinions are based change after the date hereof, or should any facts or circumstances come to our attention after the date hereof.

Very truly yours,

LOWENSTEIN SANDLER PC